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Exhibit (a)(1)(C)

PUBLICIS GROUPE S.A.

Offer to Purchase for Cash
Any and All Outstanding Equity Warrants
At a Purchase Price
of €9 Per Equity Warrant

This offer and withdrawal rights will expire at 12:00 p.m. (noon), New York City time, which is 6:00 p.m., Paris time, on February 14, 2006, unless this offer is extended
(as it may be extended, the "expiration date").

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, any and all of our 27,709,748 equity warrants issued and outstanding, or the Warrants, at a cash price in euros as listed above, without interest. We refer to our offer, and the terms and conditions of this document, as "this offer."

If you want to tender your Warrants into this offer, you should follow the instructions in this document.

When this offer expires, we will purchase any and all Warrants that are validly tendered and not properly withdrawn prior to the expiration of this offer, subject to the terms and the conditions of this offer.

Any and all Warrants we purchase in this offer will be purchased directly by us. This offer is a part of a single offer that is being made on the same terms in the United States, France and other jurisdictions. In accordance with French law and regulations, the Autorité des Marchés Financiers, or the AMF, which is the French securities regulator, has examined the terms and conditions of this offer. See "SPECIAL FACTORS—1. Background of This Offer—This Offer."

This offer is not conditioned on any minimum number of outstanding Warrants being tendered. This offer is not subject to any conditions other than those discussed under "THIS OFFER—5. Conditions of This Offer."

Our supervisory board and management board have each approved this offer, and our supervisory board recommends that you tender your Warrants. However, none of the dealer-manager, the centralization agent or the information agent makes any recommendation to you as to whether you should or should not tender your Warrants. None of Publicis, the dealer-manager, the centralization agent or the information agent has authorized any person to give any information or to make any representation in connection with this offer, other than the information and representations contained in this document. If anyone makes any recommendation or gives any information or representation, you should not rely upon that recommendation, information or representation as having been authorized by Publicis, the dealer-manager, the centralization agent or the information agent. You should discuss whether to tender your Warrants, in light of your particular circumstances, with your financial and tax advisors. This document contains important information about this offer that you should read before deciding whether to tender your Warrants into this offer.

The Warrants are listed on the Eurolist by Euronext Paris S.A., or Euronext Paris, and a portion of the Warrants have been transferable since March 24, 2005. The Warrants are not listed on any other national securities exchange or market quotation system.

The distribution of this Offer to Purchase and any separate documentation related to this offer and the making of this offer may, in some jurisdictions, be restricted. This Offer to Purchase and any separate documentation related to this offer do not constitute an offer to buy or a solicitation of an offer to sell Warrants under circumstance in which this offer or solicitation is unlawful. Persons who come into possession of the Offer to Purchase or other separate documentation relating to this offer should inform themselves of and observe all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the applicable securities laws of that jurisdiction. None of Publicis, the dealer-manager or any of their respective officers, directors, employees, advisors, affiliates or agents assume any responsibility for any violation by any person of any of these restrictions. Any holder of Warrants who is in any doubt as to his or her position should consult an appropriate professional advisor without delay.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR THE SEC, NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information agent for this offer is:
Georgeson Shareholder Communications Ltd. (a Computershare company)

The U.S. dealer-manager for this offer is:
Morgan Stanley & Co. Incorporated

January 17, 2006
(as supplemented on January 31, 2006)

IMPORTANT

If you want to tender all or a portion of your Warrants, you must do the following before this offer expires:

•
The majority of the Warrants are held in the names of holders in pure registered form ("nominatif pur") through the facilities of Euro Emetteurs Finance (to be renamed CACEIS Corporate Trust), or EEF. If you, or your designated agent, are a holder of Warrants through EEF, you should complete and sign the order to tender provided by EEF that should accompany this Offer to Purchase. If the order to tender does not accompany this Offer to Purchase and you have not otherwise received the order to tender from EEF, please contact EEF directly.

•
If you, or your designated agent, are a holder of Warrants other than through the facilities of EEF, your broker, dealer or other intermediary through which you hold your Warrants should send you an order to tender and instructions for accepting this offer before the expiration of this offer. If you have not yet received these materials from your broker, dealer or other intermediary, please contact them directly.

•
You should complete and sign the order to tender supplied by EEF or your broker, dealer or other intermediary, as applicable. See "THIS OFFER—2. Procedures for Tendering Warrants."

Notwithstanding any other provision of this offer, the obligation of Publicis to accept for purchase, and to pay the purchase price for, each Warrant validly tendered and not properly withdrawn prior to the expiration of this offer pursuant to this offer is subject to and conditioned upon the satisfaction of or, where applicable, waiver by Publicis of, all conditions of this offer described under "THIS OFFER—5. Conditions of This Offer."

Before deciding whether to tender your Warrants, you should carefully consider the information set forth in and incorporated by reference in this document, including our amended and restated annual report on Form 20-F/A for the year ended December 31, 2004, filed on December 23, 2005, and the risk factors set forth therein relating to owning our securities.

You may direct questions and requests for assistance, or for additional copies of this document to the information agent at its address and telephone number set forth on the back cover of this document. You should contact EEF or your broker, dealer or other intermediary, as applicable, with any questions related to the order to tender provided by EEF or other intermediary.

Subject to applicable law (including Rules 13e-4(d)(2) and 14e-1 under the Securities Exchange Act of 1934, or the Exchange Act, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), our delivery of this document shall not under any circumstances create any implication that the information contained or incorporated by reference in this document is correct as of any time after the date of this document or that there has been no change in the information included or incorporated by reference herein or in the affairs of Publicis or any of its subsidiaries or affiliates since the date hereof.

The AMF has examined the terms and conditions of this offer. See "SPECIAL FACTORS—1. Background of This Offer—This Offer." Any extension of the offer period or change in the procedures for participating in this offer and tendering Warrants would require supplemental approval by the AMF.

Unless otherwise indicated, references in this document to "Publicis," "we," "us" or "our" refer to Publicis Groupe S.A., a société anonyme organized under the laws of the Republic of France.

Unless otherwise indicated, references in this document to "Morgan Stanley" refer to Morgan Stanley & Co. Limited as financial advisor, Morgan Stanley & Co. International Limited as the presenting bank for this offer in France, and Morgan Stanley & Co. Incorporated as U.S. dealer-manager. Affiliates of Morgan Stanley & Co. Incorporated may act as dealer-manager in other jurisdictions outside of the U.S.

References to "U.S." in this document refer to the United States of America. References in this document to "U.S. dollars," "U.S.$" and "dollars" are to the currency of the U.S., and references to "€" or "euros" are to the currency of the European Union.

Unless otherwise indicated, translations of euros into dollars and dollars into euros in this document are translated at an exchange rate of U.S.$1.2103 to €1.00, which was the noon buying rate for euros in New York City on January 13, 2006, as published by the U.S. Federal Reserve Bank of New York.

i

Notices to Certain Holders

Notice to Holders in Argentina.    This Offer to Purchase has been prepared solely for use in connection with this offer. This Offer to Purchase is delivered personally to you and, under applicable Argentinean laws, does not constitute an offer to you or any other person or to the public generally to accept this offer. Neither the Argentine Securities Commission nor any other regulatory authority in Argentina has either verified the accuracy of this Offer to Purchase or approved or disapproved the registration of this offer. Distribution of this Offer to Purchase to any person other than to those, if any, retained to advise you in respect thereto is unauthorized and any disclosure of any of its contents, without the prior written consent of Publicis, is prohibited.

Notice to Holders in Brazil.    The Warrants have not and will not be registered with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários—"CVM") and, without such prior registration, they may not be the subject of any public offering in Brazil, as defined under Brazilian laws and regulations.

Notice to Holders in Chile.    With respect to holders of Warrants located in the Republic of Chile ("Chile"), this offer is not and will not be subject to the law of Chile (Ley No. 18,045 "Ley de Mercado de Valores") and has not, and will not be, registered in Chile with the Superintendencia de Valores y Seguros ("SVS"). No person is obligated or intends to register this offer with the SVS. This offer is being made in Chile solely to the holders of Warrants through a private offer.

Notice to Holders in China.    The information contained in this Offer to Purchase will not constitute an offer to sell any securities within the People's Republic of China (which, for such purposes, does not include the Hong Kong or Macau Special Administrative Regions or Taiwan), the "PRC." This Offer to Purchase or the information contained herein have not been approved by any governmental authorities in the PRC. PRC investors are responsible for obtaining all relevant government regulatory approvals/licenses themselves, including, but not limited to, where applicable, any which may be required from the State Administration of Foreign Exchange and/or the China Securities Regulatory Commission, and for complying with all relevant PRC regulations, including, but not limited to, any relevant foreign exchange regulations and/or foreign investment regulations.

Notice to Holders in Colombia.    This Offer to Purchase does not constitute and may not be used for, or in connection with, a public offer as such procedure is defined under the laws of the Republic of Colombia, and shall be valid in Colombia only to the extent permitted by Colombian Law. The Warrants have not been registered in the Republic of Colombia and may only be tendered within the territory of the Republic of Colombia to the extent permitted by applicable law.

Notice to Holders in Hong Kong.    The contents of this Offer to Purchase have not been reviewed by any regulatory authority in Hong Kong. Accordingly, this Offer to Purchase must not be issued, circulated or distributed in Hong Kong other than to existing holders of Warrants. Unless permitted by the securities laws of Hong Kong, no person has issued or had in its possession for the purpose of issue, or will issue or have in its possession for issue, whether in Hong Kong or elsewhere, this Offer to Purchase or any other advertisement, invitation or document relating to the Warrants which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) and the Securities and Futures (Professional Investor) Rules.

Warning: You are advised to exercise caution in relation to this offer contained in this Offer to Purchase. If you are in any doubt about any of the contents of this Offer to Purchase, you should obtain independent professional advice.

Notice to Holders in Republic of Korea.    No tender offer for the Warrants for cash may be made, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of the Republic of Korea.

Notice to Holders in Switzerland.    The Swiss takeover regulations contained in article 22 et seq. of the Swiss Federal Act on Stock Exchanges and Securities Trading are not applicable to this offer. Therefore, this offer has not been submitted to or approved by any Swiss regulatory body.

Notice to Holders in Turkey.    This offer has not been and will not be registered with the Turkish CMB and accordingly this offer may not be offered or sold within Turkey under prevailing capital markets legislations. There is, however, no restriction on the transfer of the Warrants by residents of Turkey into this offer, provided that:

  (i)
  they tender such warrants into this offer for cash outside of Turkey; and

  (ii)
  such transfer of the sale price is made through banks and special financial institutions (Islamic Banks) in Turkey.

Notice to Holders in United Kingdom.    This Offer to Purchase and any other offer material relating to this offer are each a communication falling within section 21(1) of the U.K. Financial Services and Markets Act 2000 having the benefit of an exemption from the applicable restrictions regarding financial promotion pursuant to Articles 19 and 43 of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the "Order"). This Offer to Purchase and any such other offer material are, therefore, only made to, or directed at, persons falling within those articles of the Order and any other persons to whom this Offer to Purchase and such other offer material can otherwise be lawfully communicated (together being referred to as "relevant persons" in this paragraph), and must not be acted on or relied upon by persons other than relevant persons. Any investment activity referred to in this Offer to Purchase or such other offer material are available only to relevant persons and will be engaged in only with relevant persons.

Notice to Holders in United Arab Emirates.    The information contained in this Offer to Purchase does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984) or otherwise. Further, the information contained within this Offer to Purchase is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of the United Arab Emirates. This Offer to Purchase has been forwarded to you solely for your information, and may not be reproduced or passed on, directly or indirectly, to any other person or published, in whole or in part, for any purpose.

TABLE OF CONTENTS

SUMMARY		1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS		6
SPECIAL FACTORS		7
1.	Background of This Offer	7
2.	Purposes and Reasons for This Offer	9
3.	Fairness of This Offer	10
4.	Financial Analysis of This Offer	12
5.	Our Plans After This Offer	24
6.	Effects of This Offer	24
7.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Warrants	25
8.	Income Tax Consequences	26
THIS OFFER		28
1.	Number of Warrants; Price	28
2.	Procedures for Tendering Warrants	28
3.	Withdrawal Rights	30
4.	Purchase of Warrants; Payment of Purchase Price	30
5.	Conditions of This Offer	31
6.	Price of Warrants	31
7.	Source and Amount of Funds	32
8.	Information About Us	33
9.	Effects of This Offer on the Market for Our Warrants; Registration Under the Exchange Act	36
10.	Legal Matters; Regulatory Approvals	36
11.	Extension of This Offer; Termination; Amendment	37
12.	Fees and Expenses	37
13.	Miscellaneous	38
SCHEDULE I		I-1
ANNEX A—KEY TERMS OF WARRANTS		A-1

SUMMARY

We are providing this summary for your convenience. It highlights material information in this document, but you should understand that it does not describe all the details of this offer to the same extent that they are described in the body of this document. We urge you to read the entire document because it contains the full details of this offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

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Who is offering to purchase my Warrants?

    Publicis Groupe S.A. Any and all Warrants we purchase in this offer will be purchased directly by us. See "THIS OFFER—8. Information About Us."

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What is the purchase price?

    We are offering to buy any and all of the Warrants held by you for a price of €9 per Warrant (U.S.$10.89 per Warrant at an exchange rate of U.S.$1.2103 per €1, which was the noon buying rate on January 13, 2006, as published by the U.S. Federal Reserve Bank of New York), in cash, without interest. See "SPECIAL FACTORS—4. Financial Analysis of This Offer" for a discussion of certain financial analyses with respect to this offer. For the recent trading prices of the Warrants, see "THIS OFFER—Price of Warrants."

    We will purchase any and all Warrants that are validly tendered and not properly withdrawn prior to the expiration of this offer, upon the terms and subject to the conditions of this offer.

•
How and when will I be paid?

    If your Warrants are purchased in this offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the Warrants for payment. Payment will be made in accordance with French law and regulations and market practice and will be made after completion of the centralization settlement procedures. We will pay the aggregate purchase price for all validly tendered Warrants in euros to Euronext Paris, which is acting as the centralization agent in this offer. We expect to make payment to Euronext Paris approximately twelve French trading days after expiration of this offer. Euronext Paris will then transfer the purchase price in euros to Morgan Stanley, which will arrange payment to be made to the market members of Euronext Paris, who will then arrange payment to EEF and brokers, dealers and other intermediaries, who will, in turn, provide you with your consideration. We expect that EEF and the brokers, dealers and other intermediaries will receive the tender offer consideration approximately fourteen French trading days after the expiration of this offer. We understand that, in general, you should expect to receive payment from EEF or your broker, dealer or other intermediary, as applicable, approximately sixteen French trading days after expiration of this offer. The final settlement by EEF or your broker, dealer or other intermediary, as applicable, with you is subject to the policies and procedures of that intermediary and is outside of the control of Publicis and Morgan Stanley. There may also be tax consequences to receiving the purchase price in this offer. If you would like to receive payment for your Warrants in a currency other than euros, contact EEF or your broker, dealer or other intermediary, as applicable, and any such payment in a currency other than euros is subject to the policies and procedures of that intermediary and is outside of our control. See "SPECIAL FACTORS—8. Income Tax Consequences," "THIS OFFER—1. Number of Warrants; Price," "—2. Procedures for Tendering Warrants," "—4. Purchase of Warrants; Payment of Purchase Price."

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How many Warrants will Publicis purchase in all?

    We intend to purchase all of our 27,709,748 issued and outstanding Warrants in this offer, or such lesser number of Warrants as are validly tendered and not properly withdrawn prior to the expiration of this offer.

•
What will happen to my Warrants after they are accepted by Publicis and upon the expiration of this offer?

    Any and all Warrants purchased by us in this offer will be automatically cancelled.

•
Is there a minimum number of Warrants that must be tendered in order for Publicis to purchase any Warrants?

    No. This offer is not conditioned on any minimum number of our outstanding Warrants being tendered and is not subject to any other conditions other than the tendering procedures set forth herein. See "THIS OFFER—1. Number of Warrants; Price" and "—5. Conditions of This Offer."

•
If I tender my Warrants, how many of my Warrants will Publicis purchase?

    Publicis will purchase any and all the Warrants you validly tender in this offer, upon the terms and subject to the conditions of this offer. We will return to you all Warrants not validly tendered to us as promptly as practicable after this offer is completed or terminated.

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How will Publicis pay for the Warrants?

    We would need a maximum of approximately €249.4 million (U.S.$301.8 million at an exchange rate of U.S.$1.2103 per €1, which was the noon buying rate on January 13, 2006, as published by the U.S. Federal Reserve Bank of New York) to purchase all of our outstanding Warrants. We will use cash on hand to pay for any and all Warrants we purchase in this offer. See "THIS OFFER—7. Source and Amount of Funds."

•
How long do I have to tender my Warrants to Publicis?

    You will have until 12:00 p.m. (noon), New York City time, which is 6:00 p.m, Paris time, on February 14, 2006 to decide whether to tender your Warrants in this offer, but we may choose to extend the expiration date of this offer at any time, subject to applicable law and regulatory approvals. Please contact EEF or your broker, dealer or other intermediary, as applicable, to determine when your intermediary must receive your tender in order for your tender to be validly received in this offer. We cannot assure you that we will extend this offer or, if we extend it, for how long it will be extended. There will be no guaranteed delivery procedures permitting delivery of any Warrants after the expiration date of this offer. See "THIS OFFER—1. Number of Warrants; Price" and "—11. Extension of This Offer; Termination; Amendment."

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How will I be notified if this offer is extended?

    If we extend this offer, we will inform you, the information agent and the centralization agent for this offer, of that fact through the making of a public announcement of the extension, not later than 9:00 a.m., New York City time, which is 3:00 p.m., Paris time, on the business day after the business day on which this offer was scheduled to expire. See "THIS OFFER—11. Extension of This Offer; Termination; Amendment." Any extension of the offer period or change in the procedures for participating in this offer and tendering Warrants would require supplemental approval by the AMF.

•
How do I tender my Warrants?

    To tender your Warrants, you must complete and duly execute an order to tender and timely deliver your order to tender to EEF or your broker, dealer or other intermediary, as applicable. If you, or your designated agent, are a holder of Warrants through EEF, you should complete and sign the order to tender provided by EEF that should accompany this Offer to Purchase. If the order to tender does not accompany this Offer to Purchase and you have not otherwise received the order to tender from EEF, please contact EEF directly. If you hold Warrants other than through the facilities of EEF, your broker, dealer or other intermediary through which you hold your Warrants should send you an order to tender and instructions for accepting this offer before the expiration of this offer. If you have not yet received these materials from your broker, dealer or other intermediary, please contact them directly. If you want to tender all or a portion of your

    Warrants, you must complete and sign the order to tender supplied by EEF or your broker, dealer or other intermediary, as applicable. See "THIS OFFER—2. Procedures for Tendering Warrants."

    You may also contact the information agent for assistance. The contact information for the information agent is on the back page of this document. See "THIS OFFER—2. Procedures for Tendering Warrants."

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After I have tendered Warrants in this offer, can I change my mind?

    Yes. If you tender your Warrants and change your mind, you may withdraw previously tendered Warrants at any time before this offer expires. In addition, you may also withdraw tendered Warrants if we have not yet accepted them for payment after the expiration of 40 business days from the date of this document, i.e., March 14, 2006. See "THIS OFFER—3. Withdrawal Rights."

    To withdraw Warrants, you must timely deliver a written notice of your withdrawal to EEF or your broker, dealer or other intermediary, as applicable, prior to the expiration of this offer. Your notice of withdrawal must specify your name and the number of Warrants to be withdrawn. You should request a notice of withdrawal from EEF, or from your broker, dealer or other intermediary, as the case may be. See "THIS OFFER—3. Withdrawal Rights."

•
What do Publicis and the supervisory board and the management board of Publicis think of this offer?

    We believe this offer is fair to all unaffiliated holders of Warrants and to all holders of Warrants as a group. See "SPECIAL FACTORS—3. Fairness of This Offer."

    Our supervisory board and management board have each approved this offer, and our supervisory board recommends that you tender your Warrants. However, none of the dealer-manager, the centralization agent or the information agent makes any recommendation to you as to whether you should or should not tender your Warrants. You should discuss whether to tender your Warrants, in light of your particular circumstances, with your financial and tax advisors.

    The members of our supervisory board and our management board, who are also our senior officers, who are holders of Warrants are entitled to participate in this offer on the same basis as all other holders of Warrants. As of January 13, 2006 Jack Klues, a member of our management board, beneficially owned 131,300 Warrants, including 109,748 Warrants held by a family limited partnership and 21,552 Warrants held through a trust, representing less than 1% of the Warrants issued and outstanding. Other than Mr. Klues, no member of our supervisory board or our management board holds any Warrants.

    As of January 13, 2006, Dentsu Inc., or Dentsu, beneficially owned 6,156,525 Warrants, representing approximately 22% of the issued and outstanding Warrants. On January 2, 2006, we received a commitment letter from Dentsu, or the Dentsu agreement, pursuant to which Dentsu has irrevocably agreed to tender all of the issued and outstanding Warrants it beneficially owns into this offer. Two members of our supervisory board, Yutaka Narita and Tateo Mataki, are representatives of Dentsu, and disclaim any beneficial ownership of the Warrants held by Dentsu.

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Why is Publicis making this offer?

    This offer is part of an overall plan to simplify the balance sheet of Publicis. The plan has four principal components: debt reduction, maintenance of an appropriate level of liquidity and a steady schedule of debt maturity dates, retirement of complex financial instruments and gradual reduction in the dilution of net income per share. Based on the number of Publicis ordinary shares outstanding (excluding treasury shares), the potential dilution to the share capital of Publicis in the event that all the Warrants were exercised would amount to approximately 15%.

    Consequently, Publicis is making this offer to its Warrant holders to provide them with the opportunity to sell all of their Warrants:

    •
    prior to the expiration of the orderly marketing procedures to which the Warrants are subject;

    •
    prior to the expiration of the contractual restrictions on transfers that continue to apply to 50% of the Warrants issued to former shareholders of Bcom3 Group Inc., or Bcom3, pursuant to the merger with Bcom3 (other than Dentsu);

    •
    prior to the expiration of the contractual restrictions on transfers that continue to apply to all of the Warrants held by Dentsu until 2012, pursuant to the November 30, 2003 shareholders agreement, as amended, between Dentsu and the Badinter family and the November 30, 2003 shareholders agreement, as amended, between Dentsu and Publicis, which we refer to collectively as the shareholders agreements; and

    •
    without the liquidity limitations associated with sales of Warrants that are no longer subject to the transfer restrictions.

    As noted above, under the terms and conditions of the Warrants, transfer restrictions continue to apply to 50% of the Warrants issued to former shareholders of Bcom3 (other than Dentsu) pursuant to the merger with Bcom3 and to 100% of the Warrants held by Dentsu. The transfer restrictions related to the Warrants issued to former shareholders of Bcom3 (other than Dentsu) will be lifted with respect to 25% of those Warrants on March 24, 2006, and will be lifted with respect to the remaining 25% of those Warrants on September 24, 2006. However, the Warrants that are not subject to these transfer restrictions will remain subject to the orderly marketing procedures until March 24, 2007. As noted above, pursuant to the shareholders agreements, the transfer restrictions related to the Warrants held by Dentsu continue to apply to all Warrants held by Dentsu until 2012. There are approximately 700 Warrant holders, none of which, other than Dentsu, holds more than 5% of the Warrants. To our knowledge, of the total number of Warrants that are transferable, 6% have been sold as of the date of this document. See "—2. Purposes and Reasons for This Offer" and for a summary description of the important terms of the Warrants, see "ANNEX A—Key Terms of Warrants."

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Does this offer relate to any other securities of Publicis?

    No. This offer relates solely to our Warrants. This offer does not relate to any of our other securities. Completion of this offer will not affect the listing and trading of our ordinary shares on Euronext Paris, the listing of the ordinary shares on the New York Stock Exchange or the listing and trading of our American Depositary Shares, or ADSs (as evidenced by American Depositary Receipts), on the New York Stock Exchange. See "THIS OFFER—9. Effects of This Offer on the Market for Our Warrants; Registration Under the Exchange Act."

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What is the market value of my Warrants as of a recent date?

    The Warrants are listed on the Eurolist by Euronext Paris, and a portion of the Warrants have been transferable since March 24, 2005 under "ISIN FR0000312928." On January 30, 2006, the most recent date on which Warrants traded on Euronext Paris, the closing price was €10.60 per Warrant. It should, however, be noted that the trading volume has remained extremely low.

    We advise you to obtain a recent quotation of the closing price of the Warrants traded on Euronext Paris before deciding whether to tender your Warrants. See "THIS OFFER—6. Price of Warrants." You may do so by accessing Euronext Paris' website at http://www.euronext.com.

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Will I have to pay brokerage commissions if I tender my Warrants in this offer?

    You will be responsible for paying any fees charged by EEF or your broker, dealer or other intermediary, as applicable, in connection with tendering your Warrants. See "THIS OFFER—2. Procedures for Tendering Warrants." and "—4. Purchase of Warrants; Payment of Purchase Price."

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What are the tax consequences of tendering Warrants?

    A U.S. holder, as defined in this document, will generally be subject to U.S. federal income taxation upon the receipt of cash from us in exchange for the Warrants tendered. See "SPECIAL FACTORS—8. Income Tax Consequences—U.S. Federal Income Tax Consequences."

    Persons that are deemed to be non-residents of France for French tax purposes and who do not hold their Warrants through a permanent establishment or fixed base in France, will generally not be subject to French taxation upon the receipt of cash from us in exchange for the Warrants tendered. See "SPECIAL FACTORS—8. Income Tax Consequences—French Tax Consequences."

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What are the expected effects of this offer on the market for the Warrants?

    Depending on the number of Warrants validly tendered and accepted in this offer, following completion of this offer, the Warrants may be held after this offer by fewer than 300 holders of record in the U.S. In addition, if the Warrants are held by fewer than 300 holders of record in the U.S. following the completion of this offer, the Warrants may be eligible for deregistration under the Exchange Act at our option. In that event, we intend to terminate the registration of Warrants under the Exchange Act. However, any Warrants that remain outstanding following the completion of this offer will continue to be listed on Euronext Paris, subject to Euronext Paris regulations. Euronext Paris regulations provide that Euronext Paris may delist the Warrants if less than 5% of the Warrants remain outstanding. However, we understand from Euronext Paris that it would be highly unlikely for Euronext Paris to delist the Warrants due to less than 5% of the Warrants remaining outstanding following completion of this offer. See "SPECIAL FACTORS—6. Effects of This Offer" and "THIS OFFER—9. Effects of This Offer on the Market for Our Warrants; Registration Under the Exchange Act."

•
If I decide not to tender, how will this offer affect my Warrants?

    If eligible, following completion of this offer, we intend to terminate the registration of our Warrants under the Exchange Act. However, we will continue to be required to file or furnish reports, such as annual reports on Form 20-F and current reports on Form 6-K, with the SEC, due to our other outstanding registered securities. Any Warrants that remain outstanding following the completion of this offer will continue to be listed on Euronext Paris, subject to Euronext Paris regulations. Euronext Paris regulations provide that Euronext Paris may delist the Warrants if less than 5% of the Warrants remain outstanding. However, we understand from Euronext Paris that it would be highly unlikely for Euronext Paris to delist the Warrants due to less than 5% of the Warrants remaining outstanding following completion of this offer. Consummation of this offer is expected to further reduce the liquidity and trading volume of the Warrants, and there can be no assurance that holders of Warrants will be able to find willing buyers for their Warrants after this offer. See "SPECIAL FACTORS—6. Effects of This Offer" and "THIS OFFER—9. Effects of This Offer on the Market for Our Warrants; Registration Under the Exchange Act" below.

    Warrants that are not purchased in this offer will remain subject to the transfer restrictions and orderly marketing procedures to which the Warrants are subject. See "ANNEX A—Key Terms of Warrants."

•
Who can I talk to if I have questions about this offer?

    You can call Georgeson Shareholder Communications Ltd. (a Computershare company), or Georgeson, toll free at, if calling from the U.S., 011 800 5555 6666 or, if calling from the U.K. or elsewhere, 00800 5555 6666 (you may be required to enter a country code different from "00" depending on the country of origin of the call). Alternatively, you can call 44 207 019 7035. Georgeson is acting as the information agent for this offer. See the back cover of this document for further information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this document may constitute forward-looking statements, which are subject to various risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," "plan" or other similar words. These statements discuss future expectations, contain projections of results of operations, financial condition or prospects or state other "forward-looking" information. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this document.

The documents incorporated in this document by reference also include statistical data regarding market trends. These data were obtained from our own research and various publicly available sources that we believe to be reliable. We have not independently verified these public data or sought the consent of any organizations to refer to their reports in the documents incorporated in this document by reference.

All subsequent written and oral forward-looking statements concerning this offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Subject to applicable law (including Rules 13e-4(d)(2) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Notwithstanding any statement in this Offer to Purchase or in any press release or other document incorporated herein by reference, Publicis acknowledges that the safe-harbor for forward-looking statements under Section 21E of the Exchange Act, as added by the Private Securities Litigation reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer or a going-private transaction.

SPECIAL FACTORS

1.             Background of This Offer

    The Warrants

Subject to the adjustments described in Annex A to this Offer to Purchase, each Warrant provides the right, commencing September 24, 2013, to subscribe to one Publicis share, nominal value €0.40 per share, at a price of €30.50. The Warrants that have not been exercised by September 24, 2022 will be forfeited. For a summary description of the important terms of the Warrants, see "ANNEX A—Key Terms of Warrants."

The Warrants were originally issued in September 2002 in connection with the merger of Publicis with Bcom3 as part of the merger consideration to Bcom3 shareholders. The rights and obligations under which the Warrants were issued were set forth in a contract entered into by Publicis on September 24, 2002, or the OBSA Agreement. The Warrants and the OBSA Agreement are governed by French law and the Warrants are traded on the Euronext Paris and a portion of the Warrants have been transferable since March 24, 2005. Under the terms and conditions of the Warrants, transfer restrictions continue to apply to 50% of the Warrants issued to former shareholders of Bcom3 (other than Dentsu) pursuant to the merger with Bcom3 and to 100% of the Warrants held by Dentsu. The transfer restrictions related to the Warrants issued to former shareholders of Bcom3 (other than Dentsu) will be lifted with respect to 25% of the Warrants on March 24, 2006, and will be lifted with respect to the remaining 25% of the Warrants on September 24, 2006. However, the Warrants that are not subject to these transfer restrictions will remain subject to the orderly market procedures until March 24, 2007. Pursuant to the shareholders agreements, the transfer restrictions related to the Warrants held by Dentsu will continue to apply to all Warrants held by Dentsu until 2012. See "SUMMARY—2. Purposes and Reasons for this Offer" and for a summary description of the important terms of the Warrants, see "ANNEX A—Key Terms of Warrants."

    This Offer

This offer forms one part of an overall plan to simplify the balance sheet and capital structure of Publicis. The plan has four principal components: debt reduction, maintenance of an appropriate level of liquidity and a steady schedule of debt maturity dates, retirement of complex financial instruments and a gradual reduction in the dilution of net income per share. In connection with this plan (and in parallel to the "Focus on Cash" initiative which we implemented to improve our cash flow from operating activities through a reduction in our working capital requirement) Publicis has undertaken the following steps:

•
In July 2003, we monetized the bond portion of the Bonds with Share Subscription Warrants, or the OBSAs originally issued under the OBSA Agreement described under "—The Warrants" above, and we purchased credit-linked notes.

•
On September 20, 2004, we announced the simultaneous sale to Deutsche Bank of our credit-linked notes originally acquired in July 2003 and the buy back of the bond component of the OBSAs.

•
On January 19, 2005, Publicis announced the successful placement of a €750 million bond issue, due January 31, 2012, with an annual coupon rate of 4.125%, or the Eurobond 2012. The issue price was 99.303% of nominal value, and the proceeds were used to fund the redemption of the OCEANE 2018, as defined below.

•
On January 20, 2005, holders of Publicis' bonds convertible into new or existing shares due in 2018 (obligation convertible en actions nouvelles ou existantes, or OCEANE 2018) voted to amend the terms of the OCEANE 2018 to provide for an additional early redemption option in 2005.

•
On February 7, 2005, Publicis announced that holders of 62% of the OCEANE 2018 had exercised their additional early redemption option. As a result of this early redemption, the potential future dilution from the potential conversion of OCEANEs 2018 was reduced by approximately 10.9 million Publicis ordinary shares.

On December 7, 2004, at its regular scheduled meeting, our supervisory board (conseil de surveillance) discussed the possibility of repurchasing the Warrants through a tender offer. At that meeting, our supervisory board also discussed amending the terms and conditions of the OCEANE 2018 to provide for its early redemption and the issue of the Eurobond to fund the early redemption the OCEANE 2018. At that meeting, our supervisory board decided to proceed immediately with the early redemption of the OCEANE 2018 and the issue of the Eurobond. At that meeting, however, our supervisory board decided not to proceed immediately with a tender offer for the Warrants, but to reconsider such an initiative at a later date.

In the weeks that followed our management conducted a preliminary analysis of the possible structure of such a tender offer, including the legal regulations applicable in, among other jurisdictions, France and the United States. However, no further proposal for such a tender offer was considered at any meeting of our management board or of our supervisory board, given that the Company was focused on the early redemption of the OCEANE 2018 and the issue of the Eurobond.

On September 6, 2005, at the regular quarterly meeting of the Strategic Alliance Executive Group held in connection with our strategic alliance with Dentsu and attended by its members Maurice Lévy, our chief executive officer and the chairman of our management board, Bertrand Siguier, member of the management board, Mr. Mataki, the president and chief executive officer of Dentsu, and Mr. Narita, principal advisor and chairman of Dentsu Group, and with the participation of Jean-Michel Etienne, our chief financial officer, and Setsuo Kamai, executive director of Dentsu, Mr. Lévy and Mr. Mataki discussed whether management of Publicis had further considered the possibility of a tender offer for the Warrants.

In late October 2005, in response to the discussions described above Maurice Lévy and Tateo Mataki further discussed a possible sale of the Warrants, Mr. Mataki, on behalf of Dentsu, indicated to Mr. Lévy that Dentsu would look favorably on tendering the Warrants it holds in a public tender offer at an appropriate price. During the discussions, no offer was approved by the Publicis supervisory board or management board, and no sale was considered by the full board of directors of Dentsu.

On November 8, 2005, our management engaged Morgan Stanley, our financial advisor, to analyze a possible tender offer for our Warrants and possible structures for the tender offer. A fixed price structure was selected by our management because our management identified the objective as the elimination of the class of securities represented by the Warrants and a fixed price is believed to be the most likely structure to achieve such an objective.

On December 6, 2005 our supervisory board and our management board considered a tender offer for the Warrants. No decision regarding the terms and conditions or timing of any tender offer was taken.

On December 8, 2005, our management engaged Ricol, Lasteyrie & Associés, an independent appraiser, to provide a report on the financial terms of this offer. Ricol, Lasteyrie & Associés's report is fully described below under the heading "—4. Financial Analysis of This Offer—Report of the Independent Expert on the Offer Consideration."

On January 2, 2006, our management board held a meeting attended by our senior and financial management. At the meeting, our management board discussed this offer on the terms and conditions described in this Offer to Purchase, and resolved to submit this offer to the supervisory board, including the proposed offer price of €9 per Warrant. No alternative structures to the tender offer were presented to or discussed by our management board for the repurchase of the Warrants.

On that same date, Dentsu sent the signed Dentsu agreement to Publicis after the meeting of the management board and before the meeting of the supervisory board. The Dentsu agreement indicated that Dentsu would irrevocably commit to tender all of the Warrants that it holds into this offer, provided, among other things, that the price offered in this offer were at least €9 per Warrant and that the supervisory board of Publicis approve and recommend this offer no later than January 3, 2006. The full text of the Dentsu agreement is filed as an exhibit to the Schedule TO filed by Publicis. See "THIS OFFER—8. Information About Us—Additional Information."

On that same date, after the management board meeting, our supervisory board held a meeting, at which members of our senior and financial management and Morgan Stanley and Ricol, Lasteyrie & Associés were present. Nine of the fifteen members of the supervisory board were present at this meeting. Yukata Narita and Tateo Mataki (who are both representatives of Dentsu and were nominated for election to the supervisory board by Dentsu) and Simon Badinter, Robert L. Seelert, Daniel de Seze and Felix Rohatyn, each a member of the supervisory board, were not present and did not participate at this meeting. The

Dentsu representatives considered it appropriate to not participate in the supervisory board discussions and deliberations in light of Dentsu's significant holdings of the Warrants; the other members of the supervisory board were unable to attend due to personal scheduling conflicts. Following discussion among and questions by the members of our supervisory board and the others present, Morgan Stanley discussed with our supervisory board various pricing models and methodologies and certain financial analyses with respect to the proposed offer price for the supervisory board to consider in connection with the pricing of the proposed offer, and Ricol, Lasteyrie & Associés presented its report on the financial terms of this offer, each as more fully described below under the heading "—4. Financial Analysis of This Offer." In addition, our supervisory board was informed of the commitments made by Dentsu in the Dentsu agreement. A draft of the offer document to be used in France to make this offer was also provided to our supervisory board in connection with the meeting. Following further discussion and questions to our management and advisors, the members of the supervisory board (other than the six members who were not present) unanimously approved and adopted resolutions approving this offer on the terms and conditions presented in the Offer to Purchase (including the offer price of €9 per Warrant) and recommending to holders of the Warrants that they tender the Warrants into this offer. For further discussion of the factors taken into account by the supervisory board in approving the offer price of €9 per Warrant, proposed by our management board, please see "—3. Fairness of This Offer." No alternative transaction structures to this offer for repurchasing the Warrants were presented to or discussed with our supervisory board by our management.

On January 3, 2006, we issued a press release announcing our intention to commence a cash tender offer for any and all of our outstanding Warrants and announcing the execution of the Dentsu agreement on January 2, 2006. On January 3, 2006, we caused the draft offer document (note d'information) to be used in connection with the making of this offer in France to be filed with the AMF.

On January 3, 2006, the AMF published a notice (Décision et Information no 206C0008) announcing the filing of the draft French offer document (note d'information).

On January 4, 2006, we caused an announcement setting forth the principal terms and conditions of the offer to be published in Les Echos, a French daily financial newspaper of general circulation. The content of this announcement was substantially identical to the press release we issued on January 3, 2004.

On January 13, 2006, the AMF announced (Décision et Information no 206C0093) that it had examined the terms of this offer and declared it "recevable," meaning that the AMF has approved the terms of this offer as complying with applicable French tender offer rules.

On January 13, 2006, the AMF granted the French offer document (note d'information) visa no 06-010. The grant of the visa does not imply either approval of the offer price or the advisability of this offer or verification of the accounting or financial information contained in the French offer document (note d'information).

On January 16, 2006, a summary of the French offer document (note d'information), in the final form that was granted visa no 06-010 by the AMF, was published in France in Les Echos. On January 16, 2006, the AMF published a notice (Décision et Information no 206C0097) announcing that this offer would open in France on January 17, 2006 and setting forth the timetable for the expiration and settlement of the offer.

On January 17, 2006, we filed a combined statement on Schedules TO and 13E-3 with the SEC under cover of Schedule TO, and we distributed the tender offer materials to holders of our Warrants.

2.             Purposes and Reasons for This Offer

This offer forms one part of an overall plan to simplify the balance sheet and capital structure of Publicis. The plan has four principal components: debt reduction, maintenance of an appropriate level of liquidity and a steady schedule of debt maturity dates, retirement of complex financial instruments and gradual reduction in the dilution of net income per share. Based on the number of Publicis ordinary shares outstanding (excluding treasury shares), the potential dilution to the share capital of Publicis in the event that all the Warrants were exercised would amount to approximately 15%. Consequently, Publicis is making this offer to its Warrant holders to provide them with the opportunity to sell all of their Warrants prior to the expiration of the orderly marketing procedures and prior to the expiration of the contractual restrictions on transfers that continue to apply to 50% of the Warrants issued to former shareholders of Bcom3 (other than Dentsu) pursuant to the merger with Bcom3, and with respect to Dentsu, prior to the expiration of the contractual restrictions on transfers that will apply to all of the warrants held by Dentsu until 2012, pursuant to the shareholders agreements, and without the liquidity limitations associated with sales of Warrants that are no longer subject to the transfer restrictions. For a summary description of the important terms of the Warrants, see "ANNEX A—Key Terms of Warrants."

Publicis has not considered any alternative means other than this offer to accomplish its purpose of repurchasing and canceling the Warrants.

Our supervisory board and management board have each approved this offer, and our supervisory board recommends that you tender your Warrants. However, none of the dealer-manager, the centralization agent or the information agent makes any recommendation to you as to whether you should or should not tender your Warrants. None of Publicis, the dealer-manager, the centralization agent or the information agent has authorized any person to give any information or to make any representation in connection with this offer, other than the information and representations contained in this document. If anyone makes any recommendation or gives any information or representation, you should not rely upon that recommendation, information or representation as having been authorized by Publicis, the dealer-manager, the centralization agent or the information agent. You should discuss whether to tender your Warrants, in light of your particular circumstances, with your financial and tax advisors.

3.             Fairness of This Offer

We believe this offer is fair to all unaffiliated holders of Warrants and to all holders of Warrants as a group. In addition, we believe this offer is equitable and in line with the interests of Publicis and its shareholders and offers to the Warrant holders a reasonable premium over the average trading price of the Warrants since they started trading on April 1, 2005. As of January 2, 2006 (the date of the approval of our supervisory board of this offer) and as of January 30, 2006 (the date immediately preceding the date of this amendment to the Offer to Purchase), the average price of Warrants since April 1, 2005 (based on closing prices weighted by volumes) was €6.55 and €8.10, respectively. See "—4. Financial Analysis of This Offer—Financial Analysis of the Offer Price." We took into account the following factors in reaching our belief that this offer is fair to all unaffiliated holders of Warrants and to all holders of Warrants as a group:

  (i)
  Under current market conditions (the last price quoted for a Publicis ordinary share on the Euronext Paris market on December 30, 2005 was €29.40; volatility less than 15% (between 11.27% over 30 days and 14.56% over the 100 days ended at December 30, 2005), a risk-free rate of 3.7%, and a dividend yield of 1.37% on a Publicis ordinary share), and using the Black-Scholes model to calculate the theoretical value of a Warrant at December 30, 2005, the price of €9 offers a reasonable premium over the average trading price of the Warrants since they started trading on April 1, 2005 for holders to tender their Warrants into this offer.

    The Black-Scholes pricing model is one of a number of valuation models that have been developed to estimate the value of warrants, options and other equity-linked securities based on assumed levels of volatility, interest rates and dividend rates in the future, and, therefore, the estimated valuation that the Black-Scholes model produces depends on judgments or approximations about these future events. However, the Black-Scholes model and other similar models are intended to estimate the value of warrants, options and other equity-linked securities that are both freely transferable and held by a financial institution or similar entity that has the ability to enter into offsetting hedging transactions. Given the limited liquidity of our Warrants and the nature of the holders of our Warrants, there is no guarantee that our Warrants have either of these characteristics. See "—4. Financial Analysis of This Offer."

  (ii)
  The fact that our supervisory board has received the report of Ricol, Lasteyrie & Associés, an independent appraiser, dated January 2, 2006, that the purchase price is consistent with the interests of Publicis' shareholders and provides the Warrant holders with liquidity under reasonable conditions. See "—4. Financial Analysis of This Offer—Report of the Independent Expert on the Offer Consideration."

  (iii)
  The fact that Dentsu irrevocably agreed to tender all of its Warrants into this offer at the offer price. In this regard, we took into account the fact that Dentsu holds 6,156,525 Warrants, representing approximately 22% of the outstanding Warrants and thereby constituting, we believe, the holder of the largest number of Warrants.

  (iv)
  The likelihood that the transaction would be consummated and, therefore, reduce the number of ordinary shares of Publicis that would be deliverable upon maturity or early exercise of the Warrants and the resulting dilution.

  (v)
  The fact that this offer is structured as a tender offer, which provides holders with the opportunity to choose whether or not they wish to participate in this transaction or continue to hold their Warrants, for all the Warrants and that the price offered would be €9 per Warrant in cash, which is easily valued (U.S.$10.89 per Warrant at an exchange rate of U.S.$1.2103 per €1, which was the noon buying rate on January 13, 2006, as published by the U.S. Federal Reserve Bank of New York).

  (vi)
  The fact that on June 3, 2005, Publicis purchased 173,411 Warrants at a price of €5.00 per Warrant, on July 5, 2005, Publicis purchased 52,474 Warrants at a price of €5.10 per Warrant, and on September 30, 2005, Publicis purchased 189,053 Warrants at a price of €7.00 per Warrant; in each of these cases the purchase price paid by Publicis was less than the price offered in this offer.

  (vii)
  The fact that the purchase of the Warrants in the first quarter of 2006 is part of the general Publicis financial strategy. See "—Background of This Offer—This Offer."

  (viii)
  The fact that this offer is a voluntary transaction in which holders of our Warrants (including unaffiliated holders of our Warrants) may or may not participate.

  (ix)
  The limited current trading market for our Warrants, as evidenced by the low historical trading volumes of the Warrants, and the likelihood of limited liquidity and trading volume upon the removal of trading restrictions.

  (x)
  The fact that this offer provides holders of our Warrants (including unaffiliated holders of our Warrants) with a liquidity opportunity at a time when their Warrants are subject to either transfer restrictions or orderly market restrictions. See "ANNEX A—Key Terms of Warrants."

We considered the totality of information contained in this Offer to Purchase, including the fact that according to certain valuation methodologies and using certain assumptions and prices of Publicis ordinary shares, the offer price could be a discount to the implied theoretical value of the Warrants. In addition, the offer price is a discount relative to certain recent trading prices of the Warrants. The closing price of the Warrants on January 30, 2006 was €10.60, and the trading volume for that day was approximately 4,352. See "—Financial Analysis of This Offer" and "THIS OFFER—6. Price of Warrants." In reaching its conclusion that this offer is fair, as described above and notwithstanding the factors described in this paragraph, the supervisory board of Publicis particularly noted that the trading volumes of the Warrants have been relatively low and that there is no assurance that the recent trading prices of the Warrants could be realized for larger volumes of Warrants, including all of the Warrants subject to this offer.

In view of the wide variety of factors considered in connection with its evaluation of this offer, we have found it impractical to, and, therefore, have not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching our belief that this offer is fair and equitable and in the best interests of Publicis and all holders of Warrants. Individual members of our supervisory board may have given differing weights to different factors.

We did not consider our net book value in making our determination that this offer is fair to all unaffiliated holders of Warrants or all holders of Warrants as a group because we believe that net book value is not an appropriate measure for establishing the fair value of the Warrants since net book value is an accounting methodology based on the historical cost of our assets, and, therefore, does not reflect the current market value of our assets. Net book value also does not consider the volatility of the current market value of our common stock under current market conditions, which we believe is a key factor in determining the fair value of the Warrants. We believe that the Black-Scholes pricing model, applied as described above, is the most appropriate method of determining the value of the Warrants. We did not consider our liquidation value because we consider Publicis to be more valuable as a going concern and we do not intend to liquidate Publicis following the completion of this offer. Finally, we did not consider firm offers made by unaffiliated persons during the past two years for a merger, consolidation, sale of all or substantially all of our assets or purchase of our securities in a transaction that would give the purchaser control because we have not received any such offers and because we believe that these factors are relevant only to a change of control and the premium that might be paid to security holders to acquire control, a situation distinct from this offer.

Finally, the supervisory board reviewed the factors described above for the assessment of the price of this offer, and based on its review, the supervisory board (other than the six members who were not present) (including a majority of members of the supervisory board who are not employees of Publicis) determined to approve this offer and recommended that the Warrant holders tender their securities in this offer. Neither of the Dentsu representatives were present at the meeting and neither participated in the vote and recommendation.

As of January 13, 2006 Jack Klues, a member of our management board, beneficially owned 131,300 Warrants, including 109,748 Warrants held by a family limited partnership and 21,552 Warrants held through a trust, representing less than 1% of the Warrants issued and outstanding. Other than Mr. Klues, no member of the supervisory board or management board of Publicis holds Warrants. However, as of January 13, 2006, Dentsu beneficially owned 6,156,525 Warrants, representing approximately 22%, of the issued and outstanding Warrants. On January 2, 2006, we entered into the Dentsu agreement, pursuant to which Dentsu has irrevocably agreed to tender all of the issued and outstanding Warrants it beneficially owns into this offer. Two members of our supervisory board, Yutaka Narita and Tateo Mataki, are representatives of Dentsu, and disclaim any beneficial ownership of the Warrants held by Dentsu. The full text of the Dentsu agreement is filed as an exhibit to the Schedule TO filed by Publicis. See "THIS OFFER—8. Information About Us."

Our non-employee directors have not retained an unaffiliated representative to act solely on behalf of the unaffiliated holders of Warrants for purposes of negotiating terms of this offer.

4.             Financial Analysis of This Offer

    Report of the Independent Expert on the Offer Consideration

Publicis is presenting the report of an independent appraiser concerning the financial terms of this offer. On December 8, 2005, Ricol Lasteyrie & Associés was appointed as the independent appraiser to evaluate the terms of this offer and render an opinion as to the financial terms of this offer.

Ricol Lasteyrie & Associés is a firm well-recognized in France specializing in valuations of businesses and rendering of reports in connection with tender offers and other similar transactions in which the AMF and other judicial and regulatory bodies rely on the appraisals of independent experts. Ricol Lasteyrie & Associés is also an audit firm. Ricol Lasteyrie & Associés was retained based on its reputation and experience.

For services rendered in connection with this offer, we have agreed to pay Ricol Lasteyrie & Associés a fixed fee of €60,000. In addition, we have agreed to indemnify Ricol Lasteyrie & Associés and its partners and associates against certain liabilities, in respect of Ricol Lasteyrie & Associés's engagement.

Except as described above and in the translation of the report of Ricol Lasteyrie & Associés, dated January 2, 2006, set forth below, in the past two years, there has been no material relationship, no mutually understood relationship to be completed, and no compensation received or to be received as a result of the relationship between Ricol Lasteyrie & Associés and its affiliates and Publicis.

Notwithstanding that the report of Ricol Lasteyrie & Associés relates to the financial terms of this offer, Publicis decided the amount of consideration to be paid in this offer.

The report of Ricol Lasteyrie & Associés, the translation of which is quoted in full below, is available for inspection and copying by holders of Warrants, or a representative of any such holder who has been so designated in writing, at Publicis' principal executive offices, located at 133, avenue des Champs-Elysées, 75008 Paris, France, during regular business hours.

The following is a translation from French, the report of Ricol Lasteyrie & Associés, dated January 2, 2006, set forth in the French offer document (note d'information). Certain terminology has been conformed to the defined terms used in this Offer to Purchase and certain typographical conventions have been conformed to United States usage.

"Attestation of the independent expert on the price offered in the context of the repurchase of warrants contemplated by the Management Board

Publicis' Management Board is considering a tender offer to purchase all of the outstanding warrants (the "Warrants") issued by Publicis on October 22, 2002 in connection with the merger between Publicis and Bcom3 on the same date.

This tender offer is subject to the approval of the Supervisory Board.

To assist the Supervisory Board in its contemplation of a tender offer, Publicis has asked us to express our opinion regarding the financial terms of the proposed tender offer.

Please find hereafter our opinion based on the terms as proposed and publicly available information.

1.             Scope of the assignment and Due Diligence Performed

1.1           Independence

On November 24, 2005, Jean-Charles de Lasteyrie was appointed by the President of the Paris Commercial Court as "Commissaire à la scission" with Didier Kling in connection with the matter relating to the contribution by Media et Regie Europe, a subsidiary of Publicis, of its newspaper advertising sales business to Hyblos, a joint venture to be owned by Publicis and Lagardère.

After reviewing the situation, we believe that we are in a position of complete independence in performing the assignment described in 1.2.

1.2           General Scope

On October 22, 2002, Publicis issued 2,812,500 bonds with attached stock Warrants (OBSA).

These bonds were issued as part of the consideration paid by Publicis for the acquisition of Bcom3 in 2002.

Each holder of OBSAs was allocated 10 Warrants. Therefore, 28,125,000 Warrants have been issued, each of them entitling the holder to one Publicis ordinary share exercisable commencing on September 24, 2013 until September 24, 2022. As of January 2, 2006, 27,709,748 Warrants were issued and outstanding.

Dentsu Inc, a Japanese company, is currently the largest holder of Warrants with approximately 22% of the outstanding Warrants. The remaining Warrants were originally issued to former employees- shareholders of Bcom3 in connection with the merger between Publicis and Bcom3 in October 2002.

Dentsu is subject to a lock-up period until July 2012. Thus, Dentsu cannot sell the Warrants it owns before this date without the agreement of Publicis, except in the event of a public offer for the Warrants recommended by the Supervisory Board of Publicis.

Other holders, holding approximately 78% of the outstanding Warrants, are permitted to sell their Warrants by blocks of 25% every six months commencing March 2005 (a transfer is possible commencing the 30th month following the issuance of the Warrants, and thereafter from the 36th month, the 42nd month and the 48th month).

In September 2004, Publicis repurchased the bond part of the OBSAs and is currently contemplating a tender offer for all outstanding Warrants.

The Management Board of Publicis proposes to make the offer at a price of €9 per Warrant.

The Supervisory Board of Publicis is considering this offer.

1.3           Due Diligence performed

In connection with the above, Publicis has asked us to assess the price contemplated to be offered for the purchase of the Warrants for both the holders of the Warrants and the shareholders of Publicis.

Our due diligence consisted mainly of:

•
An examination of a variety of documents either publicly available or provided by Publicis and/or its advisers:

    X    Details of transactions effected pursuant to the OMA (including transactions initiated by Publicis),

    X    Details of transactions effected on Eurolist by Euronext Paris S.A. ("Euronext Paris"),

    X    The offer document of May 2002 relating to the capital increase and the issuance of ORANE and OBSA following the merger between Publicis and Bcom3,

    X    The Prospectus filed by Publicis with the SEC in August 2002, and

    X    Publicis' financial statements for the 2003 and 2004 fiscal years.

•
An assessment of the value of the Warrants based on:

    X    An examination of the historical value of the Warrants when they were issued in 2002,

    X    A review of certain work prepared by Morgan Stanley [See "—Financial Analysis of the Offer Price" below],

    X    Observation of the market price of the Warrants (transactions effected both pursuant to the OMA and/or on Euronext Paris), and

    X    Financial analyses based on theoretical valuation models (namely, the Black Scholes and binomial models).

2.             Appraisal of the value of the Warrants

2.1           Market conditions at the date of original issuance of the Warrants

The offer document dated May 16, 2002 published in connection with the capital increase and the concomitant issuance of the ORANE and the OBSA in consideration for the acquisition of Bcom3 stated the Warrants had a valuation of approximately €12 per Warrant, corresponding to the market conditions of the first 4 months of 2002 (based on a volatility of the Publicis ordinary share of approximately 40%, and on a market price of Publicis ordinary shares equal to the Warrant exercise price of €30.50).

The market price of the Publicis ordinary shares significantly decreased between May and September 2002, the date of accounting for the acquisition of Bcom3 in the financial statements of Publicis (the share price was less than €20 at the end of September 2002). Thus, the value of the Warrants was recorded at approximately €7 (representing an aggregate value of approximately €197 million).

2.2           Review of transactions effected on Euronext Paris

According to the terms of the agreements governing the issuance of the Warrants, the first portion of Warrants became transferable in March 2005. Transactions effected with respect to this portion of the Warrants led to the first variations of the Warrants' price following the first quotation of the Warrants at €12 in October 2002.

A second portion of Warrants became transferable in October 2005, thereby increasing to 50% the portion of the Warrants transferable (excluding those Warrants owned by Dentsu).

The trading price of the first transactions in Warrants, effected in April 2005 on Euronext Paris, was €5 per Warrant. The trading prices of Warrants since October 1, 2005 were between €7.25 and €10.51 (representing a maximum volume of 4,704 Warrants traded, or 0.017% of the total outstanding Warrants).

As at December 30, 2005, the weighted average warrant price since April 1, 2005 is €6.55.

On December 30, 2005, the last quotation price of the Warrants was €9.69.

The trading price of the Warrants has increased over the past several weeks due to the increase in the price of the underlying ordinary shares.

Nevertheless, the volume of Warrants traded on Euronext Paris is not very significant, as the average daily traded volume has been 502 Warrants since April 2005, compared to a total of 28,125,000 Warrants originally issued in 2002.

The price of the Warrants in Euronext Paris is, thus, not decisive in determining the value of the Warrants, essentially because of the long maturity of the security (maturity date is September 24, 2022) and of the low level of liquidity.

2.3           Transactions effected pursuant to the OMA (Orderly Marketing Agreement)

The Warrants are also traded pursuant to an Orderly Marketing Agreement (OMA), implemented by two financial institutions since March 2005, the date when the first portion of the Warrants became transferable.

We were given access to information regarding the transactions effected pursuant to the OMA:

Date	Quantity sold	Price	Sales method (bookbuilding or open market)

March 2005	17,764	5.00	Open market
April 2005	0
May 2005	173,411	5.00	Open market
June 2005	92,474	5.10	Open market
July 2005	0
August 2005	0
September 2005	189,053	7.00	Open market
October 2005	99,209	8.00	Open market
November 2005	86,401	7.50	Open market
	658,312

Purchases by Publicis represented the largest part of the transactions effected pursuant to the OMA (414,938 Warrants sold to Publicis of a total of 658,312 Warrants sold pursuant to the OMA, representing 63% of all Warrants sold pursuant to the OMA). There is no other buyer willing to make a market in the Warrants; thus most of the selling orders, with a high floor price, remain unexecuted.

The per Warrant price resulting from the transactions effected pursuant to the OMA of between €5 and €8 (with a weighted average price of €6.37 since the end of March 2005) is, thus, not decisive as to the value of the Warrants, given the small number of such transactions.

2.4           Theoretical valuation

Theoretical valuations have been performed using the Black-Scholes and binomial models, both commonly used models employed to estimate the value of warrants or options based on assumed levels of volatility, interest rates and dividend rates in the future.

The binomial method consists of using arbitrage logic in comparing, on the one hand, the profit generated by the Warrants, and, on the other hand, the profit obtained through the taking of a direct position in the ordinary shares underlying the Warrants to purchase the ordinary shares.

The Black-Scholes approach is based on the construction of a portfolio composed of the underlying asset (i.e., the ordinary shares) and a certain number of options such that the portfolio is insensitive to fluctuations in the price of the underlying asset. The Black-Scholes pricing model is one of a number of valuation models that have been developed to estimate the value of warrants, options and other equity-linked securities based on assumed levels of volatility, interest rates and dividend rates in the future: therefore, the estimated valuation that the Black-Scholes model produces depends on judgments or approximations about these future events. In addition, the Black-Scholes model and other similar models are intended to estimate the value of warrants, options, and other equity-linked securities that are both freely transferable and held by a financial institution or similar entity that has the ability to enter into offsetting hedging transactions. Given the limited liquidity of the Warrants and the nature of the holders of the Warrants, there is no guarantee that the Warrants have either of these characteristics.

2.41         Assumptions

The binomial and Black-Scholes methods are based on the same following assumptions based on market conditions as at December 30, 2005.

Volatility	Between 12% and 20%
Maturity (if exercise in 2022)	16.81 years
Risk free rate (based on Euribor)	Obtained by linear interpolation between a 15 year and a 20 year Euribor rate equal to 3.70% as of December 30, 2005
Yield (dividends) rate (Bloomberg December 30, 2005)	1.37%
Stock loan rate	0 basis point
Exercise price	€30.5
Underlying ordinary share price	Between €29.34 (weighted average over a one month period) and €29.40 (stock price on December 30, 2005)

2.42         Results

It must be emphasized that theoretical models are usually used for short-term and liquid instruments (with maturities of less than one year).

Furthermore, theoretical models are very sensitive to the underlying assumptions and, in particular, to the price of the underlying ordinary share and to volatility.

With respect to volatility, it should be noted that:

•
the most recent volatility is approximately 11% over a one month period (on a daily basis),

•
over a period of 100 days ending on December 30, 2005, volatility is approximately 15% on a daily basis,

•
over a period of 250 trading days (approximately one year), volatility is approximately 18.6% on a daily basis.

Over a longer term (15 years), the average volatility is approximately 30%.

Historical volatility is, however, not necessarily representative of future volatility of the Publicis ordinary shares.

For informational purposes, results are given using the Black-Scholes model, as results given by the binomial model are extremely similar.

The resulting Warrant value is within a range of €8.74 to €10.53, based on current market conditions.

According to the Black-Scholes model, the sensitivity of the results to the price of the underlying Publicis ordinary shares and to the volatility is as follows:

			12.0%	14.0%	16.0%	18.0%	20.0%
			Volatility
	Average 1 month	29.34	8.24	8.74	9.25	9.78	10.32
Price (in euros)	Stock price on Deecember 30, 2005	29.40	8.28	8.78	9.29	9.82	10.35
	Warrant exercise price	30.50	9.02	9.50	10.00	10.53	11.06

Publicis is the offeror in the tender offer. This is the reason for the assumption that stock loan rate equals 0 basis points.

Assuming a stock loan rate of 40 basis points (based on current market conditions) would decrease the Warrant value, which would be in a range of €7.56 to €8.62 using the share price as at December 30, 2005, €29.40.

Taking into account a level of volatility calculated over a long period (30% on a period of 15 years) would increase the Warrant value to €12.99, using the ordinary share price as at December 30, 2005, of €29.40.

Due to the long maturity of the Warrants issued by Publicis and the low level of liquidity of the Warrants, this method tends to over-value the Warrants. However, it provides a reference for the high end of the value range.

Furthermore, the tender offer would provide the Warrant holders with immediate liquidity, which is not currently ensured by the market.

3.             Synthesis and conclusion

The results presented in this document are calculated on the basis of the market data available as at December 30, 2005.

The trading prices of Warrants on Euronext Paris or pursuant to the OMA range from €5.00 to €10.51, with very low volumes: weighted average price is approximately €6.55 on Euronext Paris and €6.37 pursuant to the OMA (since the end of March 2005).

The most recent trading price (December 30, 2005) was €9.69, and the last significant OMA transactions were effected at prices between €7 and €8. Given the low liquidity levels, those prices cannot be relied on as the sole criteria for the valuation of the Warrants.

Theoretical models, which are designed for short-term instruments, lead to a range of values between €8.74 to €10.53, on the basis of the current market assumptions.

It can be recognized that the price of €9 proposed to be offered by Publicis in the contemplated tender offer is at the lower end of the range of values arising from the application of theoretical models and at the higher end of market transactions.

The contemplated tender offer would provide the Warrant holders with immediate liquidity, which is not currently ensured by the market.

The contemplated tender offer would provide the ordinary shareholders of Publicis with protection against being diluted by the exercise of the tendered Warrants in the long term.

In this context, we are of the opinion that the price proposed to be offered by Publicis in the contemplated offer is consistent with the interests of Publicis' ordinary shareholders and provides the Warrant holders with liquidity under reasonable conditions.

Paris,
January 2, 2006
Sonia Bonnet-Bernard            Jean-Charles de Lasteyrie"

In accordance with applicable French law and regulations, in evaluating the terms of this offer, the independent appraiser reviewed and analyzed the financial analysis set forth below. A summary of this analysis is included, as provided by French law, in the French offer document (note d'information). A substantially direct translation of this section from the original French is included below.

    Financial Analysis included in French Offer Document (note d'information)

Under French law and regulations applicable to this offer in France, the French offer document (note d'information) used in connection with making this offer in France must include an analysis of the financial terms of this offer using a multi-criteria financial analysis. Since this financial analysis has been made available in the French offer document, we are including a translation of this financial analysis in this Offer to Purchase. In the course of our preparation of this offer, Morgan Stanley assisted the supervisory board of Publicis by discussing valuation methodologies for analyzing the financial terms of this offer and compiling and reviewing the publicly available data used in, and by performing certain calculations for the purposes of, this financial analysis. Morgan Stanley has not, however, advised us as to whether the offer price is fair or appropriate, and any valuation range resulting from the methods selected by the supervisory board should not be taken to be the view of Morgan Stanley with respect to the actual value of the Warrants or the relative merits of one valuation method versus another. Morgan Stanley is acting as our financial advisor regarding certain issues relating to this offer, as well as U.S. dealer manager and presenting bank in France for this offer. Neither Morgan Stanley nor any of its affiliates makes any recommendation to any holder of the Warrants as to whether to tender the Warrants or not to tender the Warrants. Holders of Warrants should carefully evaluate all information in this Offer to Purchase, consult their own financial and tax advisors, and make their own decision about whether to tender the Warrants held by them.

The following is a translation from French of the analysis of the financial terms of this offer set forth in the French offer document (note d'information). Certain terminology has been conformed to the defined terms used in this Offer to Purchase and certain typographical conventions have been conformed to United States usage.

Financial Analysis of the Offer Price

Two valuation methodologies were used by us, with the assistance of Morgan Stanley, to evaluate this offer price: (1) the historical market price of the Warrants; and (2) the theoretical value of the Warrants calculated by using the Black-Scholes model.

    Historical Market Price of the Warrants

    On Euronext Paris

The Warrants have been trading on Euronext Paris since April 1, 2005, following the expiration on March 24, 2005 of the first contractual lock-up period with respect to the Warrants and the implementation of the orderly marketing procedures. The table below shows the market prices since the beginning of trading:

	Price of Publicis Ordinary Share (€)	Price of Warrants (€)	Average Daily Trading Volume of Warrants		Premium/ (Discount) implied by the Offer price

Price on December 30, 2005	€29.40	€9.69	4,704		(7.1)%
1-week average*(1)	€29.57	€9.79	1,706		(8.1)%
1-month average*(1)	€29.34	€9.98	868		(9.8)%
3-month average*(1)	€27.85	€9.04	510		(0.4)%
6-month average*(1)	€27.13	€8.02	417		12.2%
Average since April 1, 2005*(1)	€26.00	€6.55	502		37.4%
High since April 1, 2005(1)	€29.66	€10.51	21,717	**	(14.4)%
Low since April 1, 2005(1)	€21.78	€4.30	0	**	109.3%
*
Average based on closing prices weighted by volumes. Average daily volumes of the Warrants include days where no trading in the Warrants occurred (Source: Euronext).

**
Represents the highest actual volume in a single day and the lowest actual volume in a single day, respectively.

(1)
Through December 30, 2005.

It should, however, be noted that the trading volume has remained extremely low.

    Off-Market Trades

Publicis is aware of several off-market trades of the Warrants (not reported on Euronext Paris) made in the context of the orderly marketing procedures for the Warrants implemented in accordance with the terms of the merger agreement between Bcom3 and Publicis (as further described in "ANNEX A—Key Terms of Warrants"). The table below sets forth a summary of these trades:

Transaction Date	Price of Publicis Ordinary Share (€)	Price of Warrants (€)	Number of Warrants Traded	Premium Implied by the Offer Price

July 1, 2005	€24.95	€5.10	40,000	76.5%
October 28, 2005	€27.17	€8.00	99,209	12.5%
December 2, 2005	€28.87	€7.50	86,401	20.0%
*
At close of Euronext Paris on date of transaction (Source: Euronext).

    Theoretical Value of the Warrants

•
The theoretical value of the Warrants may be calculated by using the Black-Scholes model. (Binomial valuation methodologies such as the Cox, Ross, Rubenstein option pricing model produce results very similar to the results achieved under the Black-Scholes model). The calculations presented below are based on the following assumptions:

  •
  Price of a share of Publicis' ordinary shares on December 30, 2005 at close on Euronext Paris: €29.40.

    —
    Dividend paid on July 5, 2005: €0.30 per Publicis ordinary share (implicit dividend yield of 1.02%). For purposes of this calculation, dividend means any dividend or distribution, whether of cash, assets or other property, and whenever and however paid or made over the last 12 months. The dividend yield is calculated by dividing the dividend by the actual closing price of Publicis' ordinary shares on Euronext Paris on December 30, 2005.

    —
    Risk free rate on December 30, 2005: 3.654%. For purposes of this calculation, risk free rate means the Euro-denominated swap rate, with an assumed maturity date of September 24, 2022 and based on the interest rate swap curve (curve I53 displayed on Bloomberg, with a linear interpolation between the points closest to September 24, 2022).

    —
    Stock loan rate: 0.40%. For purposes of this calculation, stock loan rate means the annual margin over Euribor, charged by a Publicis shareholder when lending Publicis ordinary shares to a third-party investor in a stock lending transaction.

    —
    Volatility of underlying Publicis ordinary shares: range indicated below.

    —
    Warrant exercise price: €30.50.

    —
    Maturity: September 24, 2022.

•
Based on the volatility used, employing the Black-Scholes model leads to the following theoretical values for the Warrants:

Volatility	Theoretical Value of One Warrant (€)	Premium (Discount) implied by the Offer price
15.0%	€8.80	2.3%
17.5%	€9.53	(5.6)%
20.0%	€10.29	(12.5)%
22.5%	€11.05	(18.6)%
•
For informational purposes, on December 30, 2005, the historical volatility of Publicis ordinary shares over the following periods has been:

	Reference Period(1)
	10-day	30-day	50-day	100-day	250-day
Historical volatility:	9.76%	11.27%	11.87%	14.56%	18.64%
    (1)
    Periods ending December 30, 2005.

•
The table below demonstrates the sensitivity of the theoretical value of the Warrants to the Publicis ordinary share price as a function of different levels of volatility of Publicis ordinary shares:

Theoretical Value of one Warrant–Premium / (Discount) implied by the Offer price
Volatility	Publicis ordinary share price
	€22	€24	€26	€28	€30	€32	€34
15.0%	€3.90	€5.08	€6.38	€7.77	€9.24	€10.78	€12.38
	130.8%	77.2%	41.1%	15.8%	(2.6)%	(16.5)%	(27.3)%
17.5%	€4.58	€5.80	€7.11	€8.51	€9.98	€11.50	€13.08
	96.5%	55.2%	26.6%	5.8%	(9.8)%	(21.7)%	(31.2)%
20.0%	€5.26	€6.51	€7.85	€9.26	€10.74	€12.26	€13.83
	71.1%	38.2%	14.6%	(2.8)%	(16.2)%	(26.6)%	(34.9)%
22.5%	€5.94	€7.23	€8.59	€10.02	€11.50	€13.03	€14.60
	51.5%	24.5%	4.8%	(10.2)%	(21.7)%	(30.9)%	(38.4)%
•
For informational purposes, the data on the historic price of Publicis ordinary shares since April 1, 2005 is set forth above in the second column of the first table under "—Financial Analysis of the Offer Price—Historical Market Price of the Warrants."

•
For informational purposes, based on the share price as of December 30, 2005, the volatility implied by the offer price is 16%.

On June 3, 2005, July 5, 2005 and September 30, 2005, Publicis purchased an aggregate of 414,938 Warrants,* as presented in the table below:

Date	Purchase Price of Warrants (€)	Total volume	Premium/ (Discount) implied by the Offer price
June 3, 2005	€5.00	173,411	80.0%
July 5, 2005	€5.10	52,474	76.5%
September 30, 2005	€7.00	189,053	28.6%
* After their issuance on September 24, 2002, 314 Warrants were cancelled because no fractional Warrants were to be issued to former Bcom3 shareholders in connection with the Bcom3 merger.

    Financial Analyses Not Used

In calculating the theoretical value of the Warrants we did not use binomial valuation models that use dividend forecasts because of the lack of market consensus regarding our future dividends and the difficulty of making meaningful forecasts over a period as long as the term of the Warrants.

The net book value of the Warrants as reflected in Publicis accounts was not used in the analysis above because it is an accounting methodology based on historical costs, and, therefore, does not reflect the current market value of the Warrants.

    Summary of Financial Analysis of the Offer Price

Analysis	Price Range — Price of Warrants (€)	Premium/(Discount) implied by the Offer price
Historical market price of warrants
On Euronext Paris*	€4.30 – €10.51	109.3% – (14.4)%
Off-market Trades	€5.10 – €8.00	76.5% – 12.5%
Theoretical value of the Warrants**	€8.80 – €11.05	2.3% – (18.6)%
*
Price range for Warrants based on the highest and lowest trading price on Euronext since April 1, 2005.

**
Based on a volatility between 15.0% and 22.5% and the closing market price of a Publicis ordinary shares on the Eurolist market of Euronext on December 30, 2005 (€29.40), the last trading day prior to the approval of this offer by the management board and supervisory board of Publicis.

Role of Morgan Stanley

On November 8, 2005, we retained Morgan Stanley, an investment banking firm, on the basis of its experience in the United States and global markets, as a financial advisor to advise us as to certain issues related to this offer and on January 2, 2006, as dealer-manager, and presenting bank in France for this offer. Morgan Stanley may provide these services through one or more of its affiliates.

For services rendered in connection with this offer, we have agreed to pay Morgan Stanley in respect of its role as financial advisor (and including the services of Morgan Stanley & Co. Incorporated as U.S. dealer-manager for this offer) and Morgan Stanley & Co. International Limited in respect of its role as presenting bank for this offer in France, an aggregate fee of up to €1.3 million, consisting of a flat fee of €650,000 and a success fee of up to €650,000, subject to the number of Warrants purchased by us under this offer. We have agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services in connection with this offer. In addition, we have agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the U.S. securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Pursuant to the provisions of Article 231-14 of the AMF general regulations, Morgan Stanley & Co. International Limited, acting as the presenting bank, on behalf of Publicis, filed the French offer document (note d'information) with the AMF on January 3, 2006. Consequently, Morgan Stanley, as the presenting bank and acting on behalf of Publicis, irrevocably undertook vis-à-vis the Warrant holders to pay for the Warrants that are tendered in this offer in the event that Publicis fails to fulfill its payment obligations.

In the past, Morgan Stanley has provided investment banking, financing and advisory services for us from time to time for which it has received customary fees and expenses. In particular, Morgan Stanley has been acting as investment bank in the context of the orderly marketing procedures for Publicis' ordinary shares, Warrants and ORAs (as further described in Annex A) and has participated in Publicis' €1.0 billion credit facility since December 2004. In the past two years, we have paid Morgan Stanley approximately $60,000 in fees, all of which is in respect of services provided under the credit facility. Morgan Stanley and its affiliates may in the future seek to provide investment banking and advisory services to us and receive fees in connection with such services. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or indebtedness of us or our affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account.

Morgan Stanley & Co. Incorporated advised Bcom3 in connection with its merger with us. Certain of Morgan Stanley & Co. Incorporated's affiliates continue to provide related investment banking and advisory services to us, as described in the preceding paragraph, and brokerage services to holders of the Warrants who are clients of Morgan Stanley's Retail division. Mr. Roy Bostock, the former chairman of Bcom3 and a holder of Warrants subject to this offer, has served as a non-executive director of Morgan Stanley since September 2005.

Morgan Stanley has not provided advice to Dentsu during this transaction. In the context of this offer, Morgan Stanley believes that it has no conflict of interest with respect to Dentsu.

5.             Our Plans After This Offer

It is expected that, following this offer, our business and operations will be continued substantially as they are currently being conducted by management. Except for this offer and as otherwise described in this document, we do not have any present plans or proposals which relate to or would result in:

•
An extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
A purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries taken as a whole;

•
A material change in our present dividend rate or policy, or in our indebtedness or capitalization;

•
A change in our present supervisory board or management board;

•
A material change in our corporate structure or business;

•
A class of equity securities of ours to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•
A class of equity securities of ours becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•
The suspension of the our obligation to file reports under Section 15(d) of the Exchange Act;

•
The acquisition or disposition by any person of securities of ours; or

•
A change in our by-laws or other governing documents or an action that could impede the acquisition of control of us.

At the completion of this offer, depending on the number of Warrants validly tendered and accepted by us in this offer, the Warrants may be held after this offer by fewer than 300 holders of record in the U.S. If the Warrants are held by fewer than 300 of record in the U.S. following the completion of this offer, the Warrants may be eligible for deregistration under the Exchange Act at our option. We intend to take necessary action in such an event to terminate the registration of our Warrants under the Exchange Act. See "—6. Effects of This Offer" and "THIS OFFER—9. Effects of This Offer on the Market for Our Warrants; Registration Under the Exchange Act" below.

Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing shareholder value we may undertake or plan actions that relate to or could result in one or more of these events.

6.             Effects of This Offer

As we described above, this offer will reduce the number of issued and outstanding Warrants. Depending on the number of Warrants validly tendered and accepted in this offer, trading information and market liquidity with respect to the Warrants may be even more limited following completion of this offer; however, any Warrants that remain outstanding following the completion of this offer will continue to be listed on Euronext Paris, subject to Euronext Paris regulations. Euronext Paris regulations provide that Euronext Paris may delist the Warrants if less than 5% of the Warrants remain outstanding. However, we understand from Euronext Paris that it would be highly unlikely for Euronext Paris to delist the Warrants due to less than 5% of the Warrants remaining outstanding following completion of this offer.

You may be able to sell Warrants that you do not tender or that are otherwise not purchased in this offer. We cannot predict or assure you, however, as to the price at which you will be able to sell your Warrants, which may be higher or lower than the purchase price paid by us in this offer. Consummation of this offer is expected to further reduce the liquidity and trading volumes of the Warrants, and there can be no assurance that holders of Warrants will be able to find willing buyers for their Warrants after this offer. In addition, if the Warrants are held by fewer than 300 holders of record in the U.S. following the completion of this offer, the Warrants may be eligible for deregistration under the Exchange Act at our option. We intend to take necessary action in such an event to terminate the registration of our Warrants under the Exchange Act. See "THIS OFFER—9. Effects of This Offer on the Market for our Warrants; Registration under the Exchange Act."

Following completion of this offer, if any Warrants remain outstanding, we may repurchase additional Warrants in either the open market or in privately negotiated transactions. Future purchases may be on terms that are more or less favorable to holders of our Warrants than this offer. However, Rules 14e-5 and 13e-4 under the Exchange Act generally prohibit us and our affiliates from purchasing any Warrants other than pursuant to this offer until ten business days after the expiration date of this offer, although there are some exceptions. Any future purchases will depend on many factors, which include, without limitation, market conditions, the trading price of our ordinary shares and the condition of our business.

7.             Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Warrants

    Interests of Directors and Executive Officers

Information about our directors and executive officers, including information relating to their beneficial ownership of Warrants is set forth in Schedule I to this document. As of January 13, 2006 Jack Klues, a member of our management board, beneficially owned 131,300 Warrants, including 109,748 Warrants held by a family limited partnership and 21,552 Warrants held through a trust, representing less than 1% of the Warrants issued and outstanding. Other than Mr. Klues, none of our directors and executive officers beneficially own any Warrants. As of January 13, 2006, our directors and executive officers as a group beneficially owned less than 1% of the issued and outstanding Warrants.

As described below, as of January 13, 2006, Dentsu, beneficially owned 6,156,525 Warrants, representing approximately 22%, of the issued and outstanding Warrants. On January 2, 2006, we entered into the Dentsu agreement, pursuant to which Dentsu has irrevocably agreed to tender all of the issued and outstanding Warrants it beneficially owns into this offer. Two members of our supervisory board, Yutaka Narita and Tateo Mataki, are representatives of Dentsu, and disclaim any beneficial ownership of the Warrants held by Dentsu.

Our directors and executive officers are entitled to participate in this offer on the same basis as all other holders of Warrants.

    Recent Transactions in Warrants

On June 3, 2005, Publicis purchased 173,411 Warrants at a price of €5.00 per Warrant. On July 5, 2005, Publicis purchased 52,474 Warrants at a price of €5.10 per Warrant. On September 30, 2005, Publicis purchased 189,053 Warrants at a price of €7.00 per Warrant. Accordingly, the average price paid by Publicis for the 173,411 Warrants repurchased in the second quarter of 2005 was €5.00 per Warrant and the average price paid by Publicis for the aggregate 241,527 Warrants repurchased in the third quarter of 2005 was €6.59. In each case, the Warrants purchased by Publicis were cancelled by Publicis. In each case, these Warrants were purchased in off-market private transactions organized by bankers in the context of the orderly marketing procedures. For further information on these procedures, see "Annex A—Key Terms of Warrants—Transfer Restrictions."

Other than the transactions described above, based on our records and the information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our Warrants directly or indirectly since their issuance in September 2002.

    Transactions and Arrangements Concerning Securities of Publicis

Neither we nor our executive officers and directors are party to any arrangement with respect to the Warrants that are the subject of this offer. However, Dentsu, which, as of January 13, 2006, beneficially owned 6,156,525 Warrants, representing approximately 22%, of the issued and outstanding Warrants, has executed the Dentsu agreement in which Dentsu agrees to tender all of the issued and outstanding Warrants it beneficially owns into this offer. The Dentsu representatives disclaim any beneficial ownership of the Warrants held by Dentsu.

However, we, our executive officers and directors are, respectively, parties to agreements involving arrangements with us and with respect to our other classes of our securities. These arrangements are described in our amended and restated annual report on Form 20-F/A for the year ended December 31, 2004, filed on December 23, 2005, in the following sections, "Item 6. Directors, Senior Management and Employees—Additional Information," "Item 7. Related Party Transactions" and "Item 10. Additional Information—Material Contracts." The information set forth in our amended and restated annual report on Form 20-F/A for the year ended December 31, 2004, filed on December 23, 2005, in the following sections, "Item 6. Directors, Senior Management and Employees—Additional Information," "Item 7. Related Party Transactions" and "Item 10. Additional Information—Material Contracts" is incorporated herein by reference.

8.             Income Tax Consequences

    U.S. Federal Income Tax Consequences

The following summary describes material U.S. federal income tax consequences relating to this offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only U.S. Holders (as defined below) that are entitled to tender their Warrants pursuant to this offer. This summary does not address all aspects of U.S. federal income taxation that may be important to you in light of your individual circumstances, for example, if you are an investor subject to special tax rules (such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities who elects to apply a mark-to-market method of accounting, person whose functional currency is not the U.S. dollar, person who acquired the securities as compensation, holder who is subject to U.S. taxation as an expatriate or tax-exempt investor) or if you hold a security as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or other than a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This summary also does not address the state, local or foreign tax consequences of participating in this offer.

For purposes of this summary, a "U.S. Holder" means a beneficial owner of Warrants who is the owner of record of those securities and is for U.S. federal income tax purposes:

•
an individual who is a citizen or resident of the U.S.;

•
a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S. or any state thereof (including the District of Columbia);

•
an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Warrants, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.

Holders of Warrants are advised to consult with their tax advisors regarding the particular tax consequences to them of this offer and the consequences of participating or not participating in this offer in light of their particular tax situation and under state, local and foreign tax laws applicable to them.

Characterization of the Purchase.    The receipt of cash for Warrants pursuant to this offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives cash in exchange for Warrants tendered in this offer could recognize capital gain or loss equal to the difference, if any, between the amount of cash received (as determined in U.S. dollars) and the U.S. Holder's adjusted tax basis (as determined in U.S. dollars) in the Warrants tendered and accepted in this offer. Any such capital gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Warrants for more than one year at the time of the consummation of this offer. Currently, long-term capital gains recognized by an individual are eligible for reduced rates of taxation. Certain limitations apply to the use of capital losses. In addition, any such gain or loss should be determined separately for each block of Warrants (i.e., Warrants acquired at the same cost in a single transaction) tendered pursuant to this offer.

Because there is no authority directly on point and the U.S. federal income tax consequences of this offer to purchase Warrants could depend on your own particular circumstances, alternative U.S. federal income tax characterizations and consequences of this offer are possible. There can be no assurance that the Internal Revenue Service will agree with the U.S. federal income tax consequences described above. U.S. Holders should consult their tax advisors, in light of their particular circumstances, as to the tax consequences to them of this offer to purchase Warrants.

    French Tax Consequences

The following summary describes the material French tax consequences relating to this offer. This summary is based on the tax laws and regulations of France in effect as of the date hereof, which are subject to change, possibly with retroactive effect. This summary addresses only persons that are entitled to tender their Warrants pursuant to this offer and that are deemed to be non-residents of France for French tax purposes. Such persons are reminded that this summary does not purport to be a complete description of all French tax consequences of participating or not participating in this offer. Holders of Warrants are advised to consult with their tax advisors regarding the particular French tax consequences to them of this offer and the consequences of participating or not participating in this offer in light of their particular tax situation.

In general, you are a non-resident of France for French tax purposes if you are a holder of Warrants and for French income tax purposes are not:

•
an individual (1) whose principal residence is located in France, (2) who maintains his or her household in France, (3) who carries out his or her professional activity in France or (4) whose principal center of economic interests is located in France; or

•
an enterprise with its registered office located in France or operating a business in France.

In general, for French tax purposes, if you are a non-resident of France, you will not be subject to French tax on any capital gain or loss recognized on the sale of your Warrants pursuant to this offer unless you have a permanent establishment or fixed base in France and the Warrants sold to us pursuant to this offer are part of the business property of that permanent establishment or fixed base. In that case, the gain or loss, if any, will in general equal the difference between:

•
the aggregate purchase price that you receive for the Warrants that you tender in this offer; and

•
your adjusted tax basis in the Warrants that you tender.

Such gain or loss would be recognized on the sale and purchase of the Warrants pursuant to this offer and would be subject to French income tax.

In general, the tender of Warrants in this offer by a non-resident of France for French tax purposes will not be subject to French transfer or similar taxes.

We urge you to consult your tax advisor, in light of your particular circumstances, to determine the particular tax consequences to you of this offer, including the applicability and effect of state, local and foreign tax laws.

THIS OFFER

1.             Number of Warrants; Price

    General

On the terms and subject to the conditions of this offer, we will purchase at a price of €9 per Warrant (U.S.$10.89 per Warrant at an exchange rate of U.S.$1.2103 per €1, which was the noon buying rate on January 13, 2006, as published by the U.S. Federal Reserve Bank of New York), in cash, without interest, 27,709,748 Warrants, or such lesser number of Warrants as are validly tendered and not properly withdrawn prior to the expiration of this offer in accordance with the procedures set forth under "—3. Withdrawal Rights." Any and all Warrants we purchase in this offer will be purchased directly by us. For the recent trading prices of the Warrants, see "THIS OFFER—Price of Warrants."

The term "expiration date" with respect to this offer means 12:00 p.m. (noon), New York City time, which is 6:00 p.m., Paris time, on February 14, 2006, unless we, in our sole discretion, extend the period of time during which this offer will remain open or terminate this offer, subject to applicable law and regulatory approvals. If we extend this offer, the term "expiration date" will mean the latest time and date at which this offer, as extended, will expire. See "—11. Extension of This Offer; Termination; Amendment" for a description of our right to extend, delay, terminate or amend this offer.

The withdrawal rights expire on the expiration date of this offer. In addition, you may also withdraw tendered Warrants if we have not yet accepted them for payment after the expiration of 40 business days from the date of this document, i.e., March 14, 2006. You may withdraw your Warrants from this offer by following the procedures described under "—3. Withdrawal Rights."

As soon as practicable following the expiration date of this offer, after completion of the centralized settlement procedures, as described in "—4. Purchase of Warrants; Payment of Purchase Price," we will accept for payment and pay for any and all Warrants validly tendered and not properly withdrawn prior to the expiration of this offer at the purchase price upon the terms and conditions of this offer. We will pay the aggregate purchase price for all validly tendered Warrants in euros to Euronext Paris, which is acting as the centralization agent in this offer. We expect to make payment to Euronext Paris approximately twelve French trading days after expiration of this offer. We expect that EEF and the brokers, dealers and other intermediaries will receive the tender offer consideration approximately fourteen French trading days after the expiration of this offer. We understand that, in general, you should expect to receive payment from EEF or your broker, dealer or other intermediary, as applicable, approximately sixteen French trading days after expiration of this offer. The final settlement by EEF or your broker, dealer or other intermediary, as applicable, with you is subject to the policies and procedures of that intermediary, and is outside of our control. Any and all Warrants purchased by us in this offer will be automatically cancelled. If you would like to receive payment for your Warrants in a currency other than euros, contact EEF or your broker, dealer or other intermediary, as applicable, and any such payment in a currency other than euros is subject to the policies and procedures of that intermediary and is outside of our control.

Any and all Warrants validly tendered and not purchased by us will be returned to you as soon as practicable following the expiration date of this offer. See "—2. Procedures for Tendering Warrants."

If we increase the price to be paid for Warrants, then this offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "—11. Extension of This Offer; Termination; Amendment." For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

This offer is not conditioned on any minimum number of Warrants being tendered. This offer is, however, subject to other conditions discussed under "—5. Conditions of This Offer."

2.             Procedures for Tendering Warrants

If you own Warrants and wish to tender them in this offer, you should follow the instructions below for tendering them.

    Valid Tender of Warrants

To tender your Warrants, you must complete and duly execute an order to tender and timely deliver your order to tender to EEF or your broker, dealer or other intermediary, as applicable. If you, or your designated agent, are a holder of Warrants through EEF, you should complete and sign the order to tender provided by EEF that should accompany this Offer to Purchase. If the order to tender does not accompany this Offer to Purchase and you have not otherwise received the order to tender from EEF, please contact EEF directly. If you hold your Warrants other than through the facilities of EEF, your broker, dealer or other intermediary through which you hold your Warrants should send you an order to tender and instructions for accepting this offer before the expiration of this offer. If you have not yet received these materials from your broker, dealer or other intermediary, please contact them directly. If you want to tender all or a portion of your Warrants, you must complete and sign the order to tender supplied by EEF or your broker, dealer or other intermediary, as applicable.

    General Provisions

The method of delivery of securities and all other documents or instructions including, without limitation, the order to tender, receipt of your tendered Warrants by Euronext Paris and registration of your tendered Warrants with Euronext Paris is at your election and risk.

By validly completing and duly executing an order to tender, you will be agreeing to tender your Warrants free of any pledge, collateral or restriction of any nature whatsoever regarding the free transfer of your ownership of the Warrants registered in your name.

We reserve full discretion to resolve all questions as to tenders, including whether the documentation is complete, the date and time of receipt of a tender, the propriety of execution and delivery of any document or instruction, and other questions as to validity, form, eligibility or acceptability of any tender. We reserve the right to reject any tender not in proper form or otherwise not valid or the acceptance of which may be unlawful or to waive any irregularities. Our interpretation of the terms and conditions of this offer will be final and binding. None of Publicis, the dealer-manager, the centralization agent or the information agent shall be obligated to give any notice of any defects or irregularities in tenders and shall not incur any liability for failure to give that notice. Warrants will not be deemed to have been validly tendered unless and until all defects and irregularities have been cured or waived.

There will be no guaranteed delivery procedures associated with this offer permitting delivery after the expiration date of this offer.

Any extension of the offer period or change in the procedures for participating in this offer and tendering Warrants would require a supplemental approval by the AMF.

    Terms and Conditions of a Tender of Securities

    Your Representation and Warranty; Our Acceptance Constitutes an Agreement

A tender of Warrants under any of the procedures described above will constitute your acceptance of the terms and conditions of this offer, as well as your representation, warranty to and agreement with us that you are delivering or causing to be delivered free of any pledge, collateral or restriction of any nature whatsoever regarding the free transfer of your ownership of the Warrants registered in your name the Warrants in accordance with the terms of this offer.

Our acceptance for payment of Warrants tendered under this offer will constitute a binding agreement between you and us upon the terms and conditions of this offer described in this and related documents.

    Return of Unpurchased Warrants

If any tendered Warrants are not purchased (including, if you withdraw tendered Warrants if we have not yet accepted them for payment after the expiration of 40 business days from the date of this document, i.e., March 14, 2006, as described in "—3. Withdrawal Rights"), such unpurchased Warrants will be returned to the tendering holder's account promptly after the expiration date of this offer, by book-entry delivery from Euronext Paris to your account at EEF or your broker, dealer or other intermediary, as applicable.

3.             Withdrawal Rights

Warrants tendered may be withdrawn at any time before the expiration of this offer. In addition, you may also withdraw tendered Warrants if we have not yet accepted them for payment after the expiration of 40 business days from the date of this document, i.e., March 14, 2006. Except as otherwise provided in this Section 3, tenders of Warrants are irrevocable.

For a withdrawal of Warrants to be effective, you must deliver a written notice of withdrawal to EEF or your broker, dealer or other intermediary, as applicable, prior to the expiration of this offer.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. None of us, the dealer-manager, the centralization agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Warrants properly withdrawn prior to the expiration of this offer will thereafter be deemed not validly tendered for purposes of this offer unless the withdrawn Warrants are properly re-tendered before the expiration date of this offer by following the procedures described under "—2. Procedures for Tendering Warrants."

If we extend this offer, subject to applicable law and regulatory approvals, if we are delayed in our acceptance for payment of Warrants or if we are unable to accept for payment Warrants under this offer for any reason, then, without prejudice to our rights under this offer, the centralization agent may, subject to applicable law and regulatory approvals, retain tendered Warrants on our behalf, and such Warrants may not be withdrawn except to the extent tendering holders are otherwise entitled to withdrawal rights as described in this Section 3.

4.             Purchase of Warrants; Payment of Purchase Price

Upon the terms and conditions of this offer, as soon as practicable following the expiration date of this offer, we will pay for, and thereby purchase, any and all Warrants validly tendered and not properly withdrawn prior to the expiration of this offer.

For purposes of this offer, we will be deemed to have accepted for payment and, therefore, purchased Warrants that are validly tendered only when, as and if we give notice to the centralization agent of our acceptance of the Warrants for payment.

Upon the terms and conditions of this offer, as soon as practicable after the expiration date of this offer, we will accept for payment and pay each holder an amount equal to the purchase price per Warrant multiplied by the number of Warrants as are validly tendered and not properly withdrawn by such holder.

Settlement of the purchase price, through Euronext Paris's centralized offer process, will occur after completion of the centralization procedures, in accordance with the estimated timeline of principal steps below:

Expiration of this offer in France and in the United States	February 14, 2006
AMF notice accounting the result of this offer	February 21, 2006
Euronext notice announcing settlement procedures	February 21, 2006
Settlement by Publicis for the tendered Warrants	February 24, 2006

Upon completion of the settlement process described above, we will pay the aggregate purchase price for all validly tendered Warrants in euros to Euronext Paris, which is acting as the centralization agent in this offer. We expect to pay the aggregate purchase price in euros to Euronext Paris approximately twelve French trading days after the expiration of this offer. Euronext Paris will then transfer the purchase price in euros to Morgan Stanley, the presenting bank in this offer, which will arrange payment to be made to the market members of Euronext Paris, who will then arrange payment to EEF and brokers, dealers and other intermediaries, who will, in turn, provide you with your consideration. We expect that EEF and the brokers, dealers and other intermediaries will receive the tender offer consideration approximately fourteen French trading days after the expiration of this offer. We understand that, in general, you should expect to receive payment from EEF or your broker, dealer or other intermediary, as applicable, approximately sixteen French trading days after expiration of this offer. The final settlement by EEF or your broker, dealer or other intermediary, as applicable, with you is subject to the policies and procedures of that intermediary and is outside of our control. There may also be tax consequences to receiving the purchase price in this offer. If you would like to receive payment for your Warrants in a currency other than euros, contact EEF or your broker, dealer or other intermediary, as applicable, and any such payment in a currency other than euros is subject to the policies and procedures of that intermediary and is outside of our control. See "—1. Number of Warrants; Price," "—2. Procedures for Tendering Warrants," "—4. Purchase of Warrants; Payment of Purchase Price" and "SPECIAL FACTORS—8. Income Tax Consequences."

We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in this offer. See "—5. Conditions of This Offer."

Pursuant to the provisions of Article 231-14 of the AMF general regulations, Morgan Stanley & Co. International Limited, acting as the presenting bank, on behalf of us, filed the French offer document (note d'information) with the AMF on January 3, 2006. Consequently, Morgan Stanley, as the presenting bank and acting on behalf of us, irrevocably undertook vis-à-vis the Warrant holders to pay for the Warrants that are tendered in this offer in the event that we fail to fulfill our payment obligations.

You will be responsible for paying any fees charged by EEF or your broker, dealer or other intermediary, as applicable, in connection with tendering your Warrants.

For accounting purposes, under International Financial Reporting Standards, or IFRS, any Warrants we purchase in this offer will be recorded on the consolidated balance sheet of Publicis as a decrease in shareholders' equity and as a corresponding decrease in cash and cash equivalents.

5.             Conditions of This Offer

Notwithstanding any other provision of this offer, we will not be required to accept for payment, purchase or pay for any Warrants tendered if they are not validly tendered in accordance with the procedures set forth herein.

This offer was subject to certain regulatory conditions in France which were satisfied prior to the commencement of this offer.

Other than as discussed above, there are no other conditions to this offer.

The conditions to this offer above are for our sole benefit and may be waived by us, in whole or in part at any time up until the expiration of this offer in our sole discretion. Our failure at any time to exercise the foregoing right shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of this offer. Any determination or judgment by us concerning the failure of a holder to validly tender as described herein will be final and binding on all parties.

6.             Price of Warrants

The Warrants have been trading on Euronext Paris since April 1, 2005, following the expiration of the first contractual restrictions on transfers period with respect to the Warrants on March 24, 2005 and the implementation of the orderly marketing procedures. Prior to April 1, 2005, there was no established trading market for the Warrants. The table below sets forth the high and low sales prices of the Warrants on Euronext Paris for the past two years:

	High	Low
2003
Fourth Quarter	N/A	N/A
2004
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	N/A	N/A
Fourth Quarter	N/A	N/A
2005
First Quarter	N/A	N/A
Second Quarter(1)	€5.36	€3.65
Third Quarter	€8.45	€4.30
Fourth Quarter	€10.65	€7.11
2006
First Quarter(2)	€13.9	€9.8
(1)
Beginning April 1, 2005.

(2)
Through January 30, 2006. Trading of the Warrants on Euronext Paris was suspended from January 2, 2006 through and including January 13, 2006.

It should be noted, however, that the trading volume has remained extremely low.

We advise you to obtain a recent quotation of the closing price of the Warrants traded on Euronext Paris before deciding whether to tender your Warrants. You may do so by accessing Euronext Paris' website at http://euronext.com.

7.             Source and Amount of Funds

We would need a maximum of approximately €249.4 million (U.S.$301.8 million at an exchange rate of U.S.$1.2103 per €1, which was the noon buying rate on January 13, 2006, as published by the U.S. Federal Reserve Bank of New York) to purchase all of our 27,709,748 Warrants at the price of €9 per Warrant (U.S.$10.89 per Warrant at an exchange rate of U.S.$1.2103 per €1. We will use cash on hand to pay for all Warrants we purchase in this offer.

8.             Information About Us

References in this Item 8 to "Publicis," "we," "us" or "our" refer to Publicis Groupe S.A., a société anonyme organized under the laws of France, and its consolidated subsidiaries.

    Publicis

    General

The legal name of our company is Publicis Groupe S.A., and its commercial name is Publicis. Our company is a société anonyme, a form of French corporation. It was incorporated in 1938, pursuant to the French commercial code, for a term of 99 years. Our registered office is located at 133, avenue des Champs-Elysées, 75008 Paris, France, and the phone number of that office is 33 1 44 43 70 00.

    Business

We provide services primarily in the following areas:

•
Traditional advertising services. We provide traditional advertising services primarily through the Publicis, Saatchi & Saatchi and Leo Burnett networks. We also conduct our traditional advertising operations through smaller units, such as Fallon Worldwide and our 49% interest in Bartle Bogle Hegarty, a U.K.-based agency. We generated approximately 55% of our 2004 revenue through these activities.

•
Specialized agencies and marketing services. We provide specialized communications services, such as public relations, corporate and financial communications, healthcare communications, direct marketing, sales promotion, interactive communications and design (collectively referred to as "SAMS") through subsidiaries including Publicis Healthcare Communications Group (Nelson, Medicus, Klemtner/Saatchi & Saatchi Healthcare), ARC Worldwide, Publicis Dialog, Publicis Consultants and Manning Selvage & Lee. Some of these businesses generally act in conjunction with one of our advertising networks, while others operate independently. In 2004, approximately 22% of our revenue came from the provision of SAMS services.

•
Media Operations. We conduct media buying operations through ZenithOptimedia Group and Starcom MediaVest Group. Our media sales activities are conducted through Médias & Régies Europe. Approximately 23% of our 2004 revenue was generated by these operations.

    Selected Consolidated Financial Information

The audited consolidated financial statements of Publicis for each of the three fiscal years in the three-year period ended December 31, 2004 included in our amended and restated annual report on Form 20-F/A for the year ended December 31, 2004, filed on December 23, 2005 and the unaudited financial statements of Publicis for the six-month period ended June 30, 2005 included as Exhibit 99.1 to our Form 6-K, furnished to the SEC on September 21, 2005 are incorporated herein by reference. You should refer to "—Additional Information" for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements. For a listing of financial and related information incorporated by reference into this document from other filings furnished to the SEC, please refer to "—Additional Information—Incorporation by Reference."

The audited consolidated financial statements included in our amended and restated annual report on Form 20-F/A for the year ended December 31, 2004, have been prepared in accordance with accounting principles generally accepted in France ("French GAAP"), which differ in certain significant respects from accounting principles generally accepted in the U.S. ("U.S. GAAP"). See note 31 to our consolidated financial statements included in our amended and restated annual report on Form 20-F/A for (1) a discussion of the principal differences between French GAAP and U.S. GAAP as they relate to us and (2) a reconciliation to U.S. GAAP of our consolidated net income and consolidated shareholders' equity as calculated under French GAAP.

In accordance with applicable law and regulation, our consolidated financial statements for the six-month period ended June 30, 2005 have been prepared in conformity with CNC (the French National Accounting Committee) recommendation R99-01 concerning interim financial statements while, however, using recognition and measurement bases required under IAS/IFRS international standards applicable at December 31, 2005 ("IFRS"), which differ in certain significant respects from U.S. GAAP. See Exhibit (a)(5) to the Schedule TO of which this Offer to Purchase forms a part for (1) a discussion of the principal differences between IFRS and U.S. GAAP as they relate to us and (2) a reconciliation to U.S. GAAP of our consolidated net income for the six-month periods ended June 30, 2005 and June 30, 2004, respectively, and our consolidated shareholders' equity as of June 30, 2005, each as calculated under IFRS.

The following table sets forth selected consolidated financial data of Publicis calculated in accordance with U.S. GAAP. The financial data as of and for each of the fiscal years ended December 31, 2004 and 2003 has been derived from and should be read in conjunction with our consolidated financial statements included in our amended and restated annual report on Form 20-F/A for the year ended December 31, 2004, and in particular note 31 thereto. The financial data for each of the six-month periods ended June 30, 2005 and June 30, 2004 has been derived from and should be read in conjunction with our consolidated financial statements for the six-months ended June 30, 2005 included as Exhibit 99.1 to our Form 6-K, furnished to the SEC on September 21, 2005, and Exhibit (a)(5) to the Schedule TO of which this Offer to Purchase forms a part.

	For the twelve months ended December 31,		For the six months ended June 30,
	2004	2003	2005 (unaudited)	2004 (unaudited)
	(In millions of euros, except per share data)
Amounts in accordance with U.S. GAAP
Income Statement Data
Revenues	3,825	3,863	1,932	1,847
Operating income (loss)	402	(498)	264	237
Net income (loss)	346	(690)	153	109
Basic earnings per share(1)	1.90	(3.77)	0.84	0.60
Diluted earnings per share(2)	1.38	(3.77)	0.68	0.53
	As of December 31,
			As of June 30, 2005 (unaudited)
	2004	2003
	(In millions of euros, except per share data)
Amounts in accordance with U.S. GAAP
Balance sheet data
Tangible and intangible assets, net	6,364	6,987	6,774
Total non-current assets, net	6,702	7,313	7,128
Current assets	5,443	5,909	6,022
Total assets	12,145	13,222	13,185
Current liabilities	5,789	6,132	6,104
Non-current liabilities	3,826	4,651	4,239
Bank borrowings and overdrafts (Short term and long term)	2,911	3,975	3,254
Shareholders' equity	2,484	2,384	2,775
Minority Interest	46	55	51

Notes:

(1)
Basic earnings per share were computed with reference to the weighted average number of shares outstanding in the relevant period, equal to 182,411 thousand in 2004 and 182,795 thousand in 2003 and 182,438 thousand in the six-month period ended June 30, 2005 and 182,378 thousand in the six-month period ended June 30, 2004.

(2)
Diluted earnings per share were computed with reference to the weighted average number of shares on a diluted basis in the relevant period, equal to 251,608 thousand in 2004 and 239,541 thousand in 2003 and 233,978 thousand in the six-month period ended June 30, 2005 and 210,861 thousand in the six-month period ended June 30, 2004.

Ratio of Earnings to Fixed Charges

The tables below set forth the consolidated unaudited ratio of earnings to fixed charges of Publicis for the years ended December 31, 2004 and 2003 and the six-month periods ended June 30, 2005 and June 30, 2004.

The first table sets forth:

•
on a French GAAP basis, the consolidated unaudited ratio of earnings to fixed charges of Publicis for the years ended December 31, 2004 and 2003, and the six-month period ended June 30, 2004; and

•
on an IFRS basis, the consolidated unaudited ratio of earnings to fixed charges of Publicis for the six-month period ended June 30, 2005.

The second table sets forth on a U.S. GAAP basis, the consolidated unaudited ratio of earnings to fixed charges of Publicis for the years ended December 31, 2004 and 2003 and the six-month periods ended June 30, 2005 and June 30, 2004.

For the purposes of these tables "earnings" consists of pre-tax income from continuing operations before adjustment for minority interest and income from equity investees plus fixed charges, plus distributed income from equity interests. "Fixed charges" consists of expensed interest.

	For the year ended December 31,		For the six months ended June 30,
	2004 French GAAP	2003 French GAAP	2005 IFRS	2004 French GAAP

Amounts in accordance with:
Ratio of earnings to fixed charges	8.89	4.24	4.48	4.40
	For the year ended December 31,		For the six months ended June 30,
	2004	2003	2005	2004

Amounts in accordance with U.S. GAAP
Ratio of earnings to fixed charges	8.13	*	9.73	5.70

Notes:

*
Due to our loss in 2003, the ratio coverage was less than 1:1. We would have had to have generated additional earnings of €550 million to achieve a coverage of 1:1.

Book value per share

The book value per Publicis ordinary share as of June 30, 2005 was €15.21 under U.S. GAAP, which is calculated based on equity attributable to Publicis under U.S. GAAP of €2,775 million, and 182,438 thousand Publicis ordinary shares outstanding as of such date.

    Additional Information

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, file reports and information statements and other information with the SEC. We have also filed a combined statement on Schedules TO and 13E-3 with the SEC under cover of Schedule TO, which includes additional information relating to this offer. These reports and information statements and other information filed by us with the SEC can be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports and information statements and other information filed by us, and the address of the site is http://www.sec.gov. We have included the web addresses of the SEC and us as inactive textual references only. Except as specifically incorporated by reference into this document, information on those web sites is not part of this document.

    Incorporation by Reference

The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed with, or furnished to, the SEC. Any information referenced this way is considered part of this document. We incorporate by reference into this document the following documents:

•
Our amended and restated annual report on Form 20-F/A for the year ended December 31, 2004, filed with the SEC on December 23, 2005; and

•
Our current reports on Form 6-K furnished to the SEC on January 5, 2005, May 17, 2005, May 18, 2005, June 3, 2005, June 16, 2005, June 22, 2005, July 28, 2005, September 21, 2005 (2 forms), September 23, 2005, October 17, 2005, November 2, 2005, November 23, 2005, December 15, 2005 and December 27, 2005.

We will provide, without charge, upon written or oral request, a copy of any and all the information that has been incorporated by reference in this document. Requests should be directed to: Jean-Michel Etienne, Chief Financial Officer, or Pierre Bénaich, Director of Investor Relations, at 133, avenue des Champs-Elysées, 75008 Paris, France, at 01 44 43 72 30 and 01 44 43 65 00, respectively.

9.             Effects of This Offer on the Market for Our Warrants; Registration Under the Exchange Act

Our purchase of Warrants in this offer will reduce the number of Warrants that might otherwise be outstanding and publicly listed and may reduce the number of holders of our Warrants. The Warrants are listed on Eurolist by Euronext Paris and a portion of the Warrants have been transferable since March 24, 2005. However, any Warrants that remain outstanding following the completion of this offer will continue to be listed on Euronext Paris, subject to Euronext Paris regulations. Euronext Paris regulations provide that Euronext Paris may delist the Warrants if less than 5% of the Warrants remain outstanding. However, we understand from Euronext Paris that it would be highly unlikely for Euronext Paris to delist the Warrants due to less than 5% of the Warrants remaining outstanding following completion of this offer. The Warrants are not admitted to trading or quotation on any U.S. national securities exchange or association. There can be no assurance that holders of Warrants will be able to find willing buyers for their securities after this offer.

At the completion of this offer, depending on the number of Warrants tendered and accepted in this offer, the Warrants may be held after this offer by fewer than 300 holders of record in the U.S. In addition, if the Warrants are held by fewer than 300 holders of record in the U.S. following the completion of this offer, Warrants may be eligible for deregistration under the Exchange Act at our option. We intend to terminate the registration of our Warrants under the Exchange Act in such an event. See "SPECIAL FACTORS—6. Effects of This Offer" above.

However, completion of this offer will not affect the listing and trading of our ordinary shares on Euronext Paris, the listing of the ordinary shares on The New York Stock Exchange or the listing and trading of our ADSs (as evidenced by American Depositary Receipts) on the New York Stock Exchange. In addition, the offer will not affect our continuing to be subject to the informational requirements of the Exchange Act and, in accordance with these requirements, our continuing obligation to file reports and information statements and other information with the SEC.

10.           Legal Matters; Regulatory Approvals

We are subject to the informational requirements of the Exchange Act in the U.S. and the French Securities Market Law and, in accordance with these requirements, file reports and information statements and other information with the SEC and the AMF, respectively. We have also filed a combined statement on Schedules TO and 13E-3 with the SEC under cover of Schedule TO and applicable tender offer documents with the AMF, which includes additional information relating to this offer. In addition, we have filed the necessary documents and obtained the approval of the AMF to conduct this offer as a public offer as discussed above in "—5. Conditions of This Offer."

Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our purchase of the Warrants as contemplated by this offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our purchase or ownership of the Warrants as contemplated by this offer and that has not been obtained. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Warrants tendered in response to this offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

11.           Extension of This Offer; Termination; Amendment

We reserve the right to extend the period of time during which this offer is open, subject to applicable law and regulatory approvals, and to delay acceptance for payment of, and payment for, any Warrants by giving notice of such extension to the information agent and the centralization agent and making a public announcement of such extension. We also reserve the right, in our sole discretion, to not accept for payment or pay for any Warrants not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Warrants if any condition to this offer fails to be satisfied. Any extension of the offer period or change in the procedures for participating in this offer and tendering Warrants would require a supplemental approval by the AMF.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion and regardless of whether or not the conditions described under "—5. Conditions of This Offer" have occurred or are deemed by us to have occurred, to amend or terminate this offer in any respect, including, without limitation, by increasing the consideration offered in this offer to holders of Warrants. Amendments to this offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, which is 3:00 p.m., Paris time, on the next business day after the last previously scheduled or announced expiration date of this offer.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

If we materially change the terms of this offer or the information concerning this offer, we will extend this offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we undertake to increase the price to be paid for the Warrants, and this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to holders of our Warrants in the manner specified in this Section 11, then this offer will be extended until the expiration of such period of ten business days.

Any extension of the offer period or change in the procedures for participating in this offer and tendering Warrants would require a supplemental approval by the AMF.

The final settlement by EEF or your broker, dealer or other intermediary, as applicable, with you is subject to the policies and procedures of that intermediary and is outside of our control.

12.           Fees and Expenses

We have retained Georgeson to act as our information agent in connection with this offer. Georgeson, as information agent, may contact holders of our Warrants by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews. The information agent will receive reasonable and customary compensation in connection with this offer.

We have retained Morgan Stanley as the dealer-manager, presenting bank and financial advisor in respect of this offer. For services rendered in connection with this offer, we have agreed to pay Morgan Stanley for its services and to reimburse Morgan Stanley for some of its expenses incurred in performing services in connection with this offer. For a description of Morgan Stanley's fees and expenses, see "SPECIAL FACTORS—4. Financial Analysis of This Offer—Role of Morgan Stanley."

We have retained Ricol, Lasteyrie & Associés to provide a report, and we have agreed to pay Ricol, Lasteyrie & Associés €60,000 for such services. See "SPECIAL FACTORS—4. Financial Analysis of This Offer—Report of the Independent Expert on the Offer Consideration."

We have agreed to pay the aggregate fees (in an amount of €20,000) and out-of-pocket expenses of EEF incurred in connection with the offer. In addition, we have agreed to pay PricewaterhouseCoopers a fee of €100,000 for their assistance the preparation of the IFRS to U.S. GAAP reconciliation of our financial statements included in this Offer to Purchase.

No fees or commissions will be payable by us to any third parties (other than fees to the parties described above) for soliciting tenders of Warrants under this offer. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the centralization agent or the information agent for purposes of this offer.

The estimated costs and fees to be paid by us in connection with this offer are as follows:

Legal fees	€546,000
Printing and mailing expenses	€14,000
Centralization agent fees	€15,000
Financial Advisor fees	€1,300,000
Independent Appraiser fees	€60,000
Information Agent fees	€11,000
EEF fees	€20,000
Accountants fees	€250,000
Out-of-pocket and miscellaneous (including filing fees)	€50,000

Total	€2,226,000

13.           Miscellaneous

This document will be mailed to holders of our Warrants whose names, or the names of whose nominees, appear on our list of holders of Warrants.

The distribution of this Offer to Purchase and any separate documentation related to this offer and the making of this offer may, in some jurisdictions, be restricted. This Offer to Purchase and any separate documentation related to this offer do not constitute an offer to buy or a solicitation of an offer to sell Warrants under circumstances in which this offer or solicitation is unlawful. Persons who come into possession of the Offer to Purchase or other separate documentation relating to this offer should inform themselves of and observe all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the applicable securities laws of that jurisdiction. None of Publicis, the dealer-manager or any of their respective officers, directors, employees, advisors, affiliates or agents assume any responsibility for any violation by any person of any of these restrictions. Any holder of Warrants who is in any doubt as to his or her position should consult an appropriate professional advisor without delay.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed a combined statement on Schedules TO and 13E-3 with the SEC under cover of Schedule TO, which contains additional information with respect to this offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "—8. Information About Us" with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your Warrants in this offer. We have not authorized any person to give any information or to make any representation in connection with this offer other than those contained in this document. Any recommendation or any such information or representation made by anyone else must not be relied upon as having been authorized by us, the dealer-manager, the centralization agent or the information agent.

Publicis Groupe S.A.

January 17, 2006

SCHEDULE I

PUBLICIS GROUPE S.A.

1.             Beneficial Ownership of Warrants

As of January 13, 2006 Jack Klues, a member of our management board, beneficially owned 131,300 Warrants, including 109,748 Warrants held by a family limited partnership and 21,552 Warrants held through a trust, representing less than 1% of the Warrants issued and outstanding. Other than Mr. Klues, none of (i) our directors on the management board or supervisory board, (ii) our executive officers, (iii) our majority-owned subsidiaries or (iv) our employee pension funds have any beneficial ownership of our Warrants.

As of January 13, 2006, Dentsu Inc. beneficially owned 6,156,525 Warrants, representing approximately 22%, of the issued and outstanding Warrants. On January 2, 2006, we entered into the Dentsu agreement, pursuant to which Dentsu has irrevocably agreed to tender all of the issued and outstanding Warrants it beneficially owns into this offer. Two members of our supervisory board, Yutaka Narita and Tateo Mataki, are representatives of Dentsu, and disclaim any beneficial ownership of the Warrants held by Dentsu.

The business address of Dentsu is 1-8-1, Higashi-shimbashi, Minato-ku, Tokyo, 105-7001, Japan.

2.             Directors and Executive Officers

We have a two-tier management structure pursuant to which a management board (directoire) manages our day-to-day affairs under the general supervision of a supervisory board (conseil de surveillance), the members of which are elected by shareholders. The members of our management board are also our executive officers.

Set forth below is a list of our executive officers and directors (the members of our supervisory board and of our management board) and for each, a description of current principal occupation or employment and the name of any corporation in which the employment or occupation is conducted, and material occupations, positions, offices or employment during the past five years. Unless otherwise noted below, the address of each of the following persons is 133, avenue des Champs-Elysées, 75008 Paris, France. Unless otherwise noted below, each of the individuals listed below is a French citizen. None of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    Supervisory Board

The supervisory board has the responsibility of exercising whatever ongoing supervisory authority over the management and operations of our company it deems appropriate. Throughout the year it carries out such inspections as it considers appropriate and is given access to any documents it considers necessary. The supervisory board also reviews the annual accounts prepared by the management board and presents a report on those accounts to the shareholders at the annual shareholders' meeting. It authorizes the management board to take actions related to strategic decisions, including those related to transactions that could substantially affect the scope of our activities and significant agreements. In addition, under French law, the supervisory board holds certain specific powers, including the power to appoint the members of the management board. Our statuts (bylaws) provide that each member is elected by the shareholders at an ordinary general shareholders' meeting. Members of the supervisory board can be removed from office by a majority shareholder vote at any time. They meet as often as the interests of our company require. Pursuant to our statuts, each member of the supervisory board must own at least 200 of our shares.

Elisabeth Badinter
Initially Appointed	November 1987 (appointed as chairperson of the supervisory board in April 1996)
Expiration Date of Current Term	June 2006
Principal Function in Publicis	Chairperson of the supervisory board and Chairperson of the supervisory board of Médias & Régies Europe SA (France)
Principal Business Activities Outside Publicis	Author
Robert Badinter
Initially Appointed	June 1996
Expiration Date of Current Term	June 2008
Principal Function in Publicis	Director
Principal Business Activities Outside Publicis	Professor Emeritus, University of Paris I (Panthéon-Sorbonne); honorary attorney
Simon Badinter
Initially Appointed	June 1999
Expiration Date of Current Term	June 2011
Principal Function in Publicis	Chairman of the management board and director of international development of:
Médias et Régies Europe SA (France)
Chairman & CEO of:
Médias et Régies America Inc. (États-Unis)
Director of:
Métrobus SA (France)
Gestion Omni Media Inc. (Canada)
Omni Media Cleveland Inc. (États-Unis)
Permanent representative of Médias et Régies Europe on board of:
Mediavision et Jean Mineur SA (France)
Principal Business Activities Outside Publicis	None
Monique Bercault
Initially Appointed	June 1998
Expiration Date of Current Term	June 2010
Principal Function in Publicis	Director
Technical adviser to the chairman of the management board of
Médias & Régies Europe SA (France)
Principal Business Activities Outside Publicis	None

Michel Cicurel
Initially Appointed	June 1999
Expiration Date of Current Term	June 2010
Principal Function in Publicis	Director
Principal Business Activities Outside Publicis	Chairman of the management board of:
La Compagnie Financière Edmond de Rothschild
Banque SA (France), and
Compagnie-Financière Saint-Honoré SA (France)
Chairman of the board of:
ERS SA (France),
Edmond de Rothschild SGR SpA (Italy), and
Edmond de Rothschild SIM SpA (Italy)
Chairman of the supervisory board of Edmond de Rothschild Multi Management SAS (France)
Member of the board of:
Banque Privée Edmond de Rothschild SA (Switzerland),
Edmond de Rothschild Limited (U.K.),
La Compagnie Financière Holding Edmond et Benjamin de Rothschild SA (Switzerland),
La Compagnie Benjamin de Rothschild SA (Switzerland),
Bouygues Telecom SA (France),
Cdb Web Tech SpA (Italy),
Rexecode (Association) (France), and
Société Générale SA (France)
Permanent representative of:
Compagnie Financière Edmond de Rothschild Banque on the boards of:
Edmond de Rothschild Corporate Finance SA (France),
Edmond de Rothschild Asset Management SA (France),
Edmond de Rothschild Financial Services SA (France),
Equity Vision SA France, and
Assurances et Conseils Saint-Honoré (France)
Member of the board of Limited Partners of Rothschild &
Compagnie Banque SCS (France)
Permanent representative of Compagnie-Financière
Saint-Honoré SA on the board of Cogifrance SA (France)
Censuer, Paris-Orléans SA (France)
Michel David-Weill
Initially Appointed	June 1990
Expiration Date of Current Term	June 2008
Principal Function in Publicis	Director
Principal Business Activities Outside Publicis	Vice-chairman of the board of Groupe Danone SA (France)
Chairperson of the supervisory board of Eurazeo SA (France)
Managing partner of Partena SCS (France)
Manager of:
Parteman SNC (France) and
BCNA SNC (France)
Sophie Dulac
Initially Appointed	June 1998 (appointed as vice-chairperson in June 1999)
Expiration Date of Current Term	June 2010
Principal Function in Publicis	Director, vice-chairperson
Principal Business Activities Outside Publicis	Manager of Sophie Dulac Productions SARL (France) and Sophie Dulac Distribution SARL (France)
Chairperson of the board of Les Ecrans de Paris SA (France)
Chairman of Association Paris Tout Court (France)

Yutaka Narita
Initially Appointed	June 2002
Expiration Date of Current Term	June 2008
Principal Function in Publicis	Director
Principal Business Activities Outside Publicis	Principal Advisor & Chairman of Dentsu Group, Dentsu Inc.
Chairman of the Japan Advertising Agencies Association
Chairman of the Japan Audit Bureau of Circulations
Executive Director of FM Japan Ltd.
Member of the Foundation Board of the Institute for Management Development
Member of:
the French Chamber of Commerce and Industry in Japan, and the Strategic Council on Attractiveness of France
Emeritus Professor, Beijing University
Tateo Mataki
Initially Appointed	September 2004
Expiration Date of Current Term	June 2008
Principal Function in Publicis	Director
Principal Business Activities Outside Publicis	President and Chief Executive Officer of Dentsu Inc.
Vice President of:
Japan Marketing Association,
International Advertising Association Japan Chapter
Organizing Committee for the IAAF World Championship in Athletics 2007
Member of Controlling Committee of Japan Advertising Agencies Association
President of the Japan Advertising Agencies Association Member of:
the Nippon Academy Award Association, and The Tokyo Chamber of Commerce and Industry Senior Corporate Advisor to Iwate Broadcasting Co., Ltd.
Director of:
Tokyo Broadcasting System Television, Inc.
Broadcasting System of Niigata Inc.
Shinetsu Broadcasting Corporation Ltd.
External director of Television Nishinippon Corporation
Hélène Ploix
Initially Appointed	June 1998
Expiration Date of Current Term	June 2010
Principal Function in Publicis	Director
Principal Business Activities Outside Publicis	President of:
Pechel Industries SAS (France),
Pechel Services SAS (France), and
Pechel Industries Partenaires SAS
Member of the board of:
Lafarge SA (France),
BNP Paribas SA (France),
Boots Group Plc (U.K.), and
Ferring SA (Switzerland)
Permanent representative of Pechel Industries
on the boards of Aquarelle.com Group SA (France), Quinette Gallay SA (France), CVBG-Dourthe Kressman SA (France), Xiring SA (France), CAE International CS (France)
Permanent representative of Pechel Industries Partenaires on board of:
SVP Management et Participations SA (France) Finaixam CS (France) Manager of Hélène Ploix EURL (France) and Hélène Marie Joseph EURL (France)

Felix George Rohatyn
Initially Appointed	June 2001
Expiration Date of Current Term	June 2007
Principal Function in Publicis	Director
Principal Business Activities Outside Publicis	Chairman of Rohatyn Associates LLC (USA)
Director of:
LVMH Moët Hennessy Louis Vuitton S.A. (France) and Rothschilds Continuation Holdings AG, and
French American Foundation (USA)
Member of supervisory board of Lagardère Group S.A. (France)
Trustee and Vice-Chairman of Carnegie Hall (USA) and
Trustee of Center for Strategic and International Studies (CSIS) (USA)
Robert Seelert
Initially appointed	August 2000
Expiration Date of Current Term	June 2006
Principal Function in Publicis	Director and chairman of
Saatchi & Saatchi Worldwide, Inc. (USA)
Director and chief executive officer of:
Saatchi & Saatchi Holdings Worldwide, Inc. (USA),
Saatchi & Saatchi Compton Worldwide, Inc. (USA),
Saatchi & Saatchi North America, Inc. (USA), and
Zenith Trustees Limited (USA)
Amaury de Sèze
Initially Appointed	June 1998
Expiration Date of Current Term	June 2010
Principal Function in Publicis	Director
Principal Business Activities Outside Publicis	President of:
Finanaère PAI Partners SAS (France),
Financière PAI SAS (France), and
PAI Partners SAS (France)
Director of:
Cassefour SA (France),
Eiffage SA (France),
Erbé SA (Belgium),
Gepeco SA (France),
Groupe Bruxelles Lambert SA (Belgium),
Groupe Industriel Marcel Dassault SA (France),
Power Corporation du Canada Ltd. (Canada),
Pargesa SA (Switzerland),
Vivarte SA (France),
Novalis SAS (France), and
Novasaw SA (France)
Member of the supervisory board of
Gras Savoye SCA (France)
Henri-Calixte Suaudeau
Initially Appointed	November 1987
Expiration Date of Current Term	June 2006
Principal Function in Publicis	Director of Publicis Conseil SA (France)

Gérard Worms
Initially Appointed	June 1998
Expiration Date of Current Term	June 2010
Principal Function in Publicis	Director
Principal Business Activities Outside Publicis	Managing partner of:
Rothschild et Cie Banque (France), and
Rothschild et Cie SCS (France)
President of S.G.I.M. SA (France)
Member of the supervisory board of:
Métropole Télévision SA (France),
Médias et Régies Europe SA (France), and
Paris-Orléans SA (France)
Director of:
Editions Atlas SAS (France), and
Cofide SA (Italy)
 Censuer of:
Ondéo Degrémont SA (France), and
SIACI SA (France)

Business Experience of Supervisory Board Members

Elisabeth Badinter, born on March 5, 1944, is the daughter of Marcel Bleustein-Blanchet. Ms. Badinter is a philosopher and was a lecturer at the Ecole Polytechnique, and is the author of numerous books. She has been a member of our supervisory board since 1987 and its chair since 1996.

Robert Badinter, born on March 30, 1928, is the husband of Elisabeth Badinter. Mr. Badinter has served as the president of France's Constitutional Court. He has also been a practicing attorney. He is now a professor of law at the Paris I University (Panthéon Sorbonne).

Simon Badinter, born on June 23, 1968, is the son of Elisabeth Badinter and Robert Badinter. Mr. Badinter joined Médias & Régies Europe in 1991. He was appointed chairman and chief executive officer of Médias & Régies Europe in 2004.

Monique Bercault, born on January 13, 1931, has held a variety of positions with our company since joining us in 1953. In 1972, she was named head of human resources at the predecessor company of Médias & Régies Europe.

Michel Cicurel, born on September 5, 1947, is currently chair of Compagnie Financière Edmond de Rothschild Banque and Compagnie-Financière Saint-Honoré. He was previously a senior official in the French Treasury Department, after which he served as deputy general manager of Compagnie Bancaire, general manager of Cortal Bank, president of Dumenil-Leble Bank and administrator, general manager and vice president of Cerus.

Michel David-Weill, born on November 23, 1932, has held a variety of senior positions in the Lazard group, which he joined in 1961. Among other things, he was the chair of Lazard LLC, chairman and chief executive officer of Lazard Frères Banque and chairman and managing partner of Maison Lazard SAS until May 2005. He is also currently vice-chairman and director of the Danone Group.

Sophie Dulac, born on December 26, 1957, is the niece of Elisabeth Badinter and granddaughter of Marcel Bleustein-Blanchet. Ms. Dulac is the founder and manager of a recruitment counseling company. She has been a member of our supervisory board since 1998 and a vice president of our company since 1999.

Tateo Mataki, born on March 2, 1939, has been president and chief executive officer of Dentsu Inc. since 2004. Mr. Mataki joined Dentsu in 1962, where he held several positions until he joined the Dentsu board of directors in 1995 first as managing directors for the Newspaper and Magazines Divisions, then as senior managing director in charge of Account Services. Named executive vice president in 1999, he became the tenth president of Dentsu in 2002. Mr. Mataki is a citizen of Japan.

Yutaka Narita, born on September 19, 1929, joined Dentsu in 1953. In 1971, he became director of the newspaper/magazine division and later director of one of Dentsu's account services divisions. Since he became a member of the Dentsu board of directors in 1981, he served as managing director from 1983–1989 and was subsequently promoted to senior managing director. In 1993 he became the ninth president of Dentsu, and, as of June 27, 2002, he became chairman and chief executive officer of Dentsu. Mr. Narita has been principal advisor and chairman of Dentsu since 2004. Mr. Narita is a citizen of Japan.

Hélène Ploix, born on September 25, 1944, has served as president of the Banque Industrielle et Mobilière Privée, adviser to the French Prime Minister, director of the International Monetary Fund and the World Bank, deputy general manager of the Caisse des Dépôts et Consignations and president of the Caisse Autonome de Refinancement and CDC Participations. She has been president of Pechel Industries since 1997.

Felix George Rohatyn, born on May 29, 1928, served as the U.S. Ambassador to France from 1997 until 2000. He had previously been a managing director of Lazard Frères and Company. He joined Lazard Frères in 1948 and became a partner there in 1961. From 1968 to 1972, he has also served as a member of the Board of Governors of the New York Stock Exchange. From 1975 to 1993, he was chairman of the Municipal Assistance Corporation of the City of New York. Mr. Rohatyn is a U.S. citizen.

Robert Seelert, born on September 1, 1942, worked from 1966 to 1989 for General Foods Corporation, serving as president and chief executive officer of its Worldwide Coffee and International Foods subsidiary from 1986 until 1989. He served as president and chief executive officer of Topco Associates, Inc. from 1989 to 1991 and held the same positions for Kayser Roth Corporation from 1991 to 1994. He became chief executive officer of Cordiant in 1995 and took the same position with Saatchi & Saatchi in 1997. He was appointed chairman of Saatchi & Saatchi in 1999. Mr. Seelert is a U.S. citizen.

Amaury de Sèze, born on May 7, 1946, has held senior operating and management positions in a number of major companies. He was appointed general manager of Volvo France in 1981 and served as its chairman from 1986 to 1993. From 1990 to 1993, he was also president of Volvo's European operations, senior vice president of AB Volvo and a member of the executive committee of the Volvo group (AB Volvo). He has served on the boards of the French Postal Service, Schneider, Sema Group, Bruxelles Lambert group, Poliet, Clemessy, Compagnie de Fives Lille and Eiffage, among others.

Henri-Calixte Suaudeau, born on February 4, 1936, joined our company in 1989 and served as president of our Drugstore subsidiary until 1999. Prior to 1989, he was an estate administrator and real estate valuation consultant for the French court system. He has led our real estate department since 1997.

Gérard Worms, born on August 1, 1936, began his career as a technical adviser in the French civil service. Beginning in 1972, he held general management positions at the Hachette group, the Rhône Poulenc group and then at Société Générale de Belgique. From 1990 to 1995, he served as chairman and chief executive officer of the Compagnie de Suez and Chair of the Indosuez Bank. From 1995 to 1999, he was chairman of the Conseil des Commanditaires of Rothschild et Cie Banque (Paris).

    Management Board

Under French law, the management board has broad powers to act on behalf of our company to further our corporate purposes, subject to those powers expressly granted by law to the supervisory board and to our shareholders. The management board must obtain the authorization of the supervisory board to enter into certain transactions. However, these restrictions cannot be used to rescind a transaction with a third-party who has entered into the transaction in good faith.

Pursuant to our statuts, the management board must have at least two but no more than five members. Our supervisory board may fill any vacancies on the management board within two months. The supervisory board also appoints one of the members of the management board as chairperson. Under French law, the chairperson of the management board is appointed and may be removed as chairperson (but not as a member of the management board) at any time by the supervisory board with or without cause. A member of our management board may be removed by the shareholders or by the supervisory board. The management board meets as often as the interests of our company require. Under French law, members of the management board must be natural persons, but need not be shareholders of our company. There is no limitation, other than applicable age limits, on the number of terms that a member of the management board may serve.

The following table sets forth, for each member of our management board, the member's current function in our company and principal business activities outside of our company, the date the member's current term of office is scheduled to expire and the date the member joined the management board.

Claudine Bienaimé
Initially Appointed	January 2004
Expiration Date of Current Term	December 2007
Principal Function in Publicis	Member of management board and general secretary President of: Publicis Groupe Services SAS (France)
Director of:
Publicis Conseil SA (France)
Médiasystem SA (France)
Solange Stricker MS&L France SA (France)
Groupe Zenithoptimedia SA (France)
Gévelot SA (France)
P. C. M. Pompes SA (France)
Gévelot Extrusion SA (France)
Gurtner SA (France)
Publicis Groupe Investissements BV (Pays-Bas)
Publicis Holdings BV (Pays-Bas)
Publicis Groupe Holdings BV (Pays-Bas)
Permanent Representative of Publicis Group on board of: Publicis Technology SA (France)
Permanent Representative of Publicis Conseil SA on board of:
Publicis EtNous SA (France)
Paname Communication SA (France)
Carré Noir SA (France)
Re:Sources.France SAS (France)
Loeb & Associés SA (France)
World Advertising Movies SA (France)
Publicis Régions SA (France)
Publicis Koufra SA (France)
Publicis Cachemire SA (France)
Publicis Finance Services SA (France)
2ème Communication SA (France)
Member of management committee of SFPP Holdings SAS (France)
Managing director (directeur général délégué) of: Rosclodan SA (France) Sopofam SA (France) Manager (gérant) of: SCI Presbourg Etoile (France) Chairman and CEO of Société
Principal Business Activities Outside Publicis	Immobilière du Boisdormant SA (France)
Jack Klues
Initially Appointed	January 2005
Expiration Date of Term	December 2007
Principal Function in Publicis	Member of management board
President and director of:
Starcom Worldwide, Inc. (USA), and
Starcom MediaVest Group, Inc. (USA)
Director of:
Starlink Services, Inc. (USA),
Starcom Worldwide SA (France),
Starcom Worldwide SA de CV (Mexico), and
Relay, Inc. (USA)
Principal Business Activities Outside Publicis	Director of Off the Street Club

Maurice Lévy
Initially Appointed	November 1987
Expiration Date of Current Term	December 2007
Principal Function in Publicis	Chairman of the management board,
Chairman and chief executive officer of
Publicis Conseil SA (France)
Chairman, chief executive officer and director of
Publicis USA Holdings, Inc. (USA)
Member of the supervisory board of
Médias & Régies Europe SA (France)
Director of:
Optimedia Holdings Limited (U.K.),
Multi Market Services Limited (U.K.),
MMS USA Holding, Inc. (USA),
Zenith Optimedia Group Limited (U.K.),
Publicis Communication (Pty) Limited (South Africa),
Publicis Johannesburg (Pty) Limited (South Africa),
Optimedia SA (Pty) Ltd (South Africa),
Publicis Communication Pty Limited (Australia),
Publicis Communication Limited (New Zealand),
Publicis Canada Inc. (Canada),
Publicis.Unitros SA (Chile),
Publicis Ariely Advertising 2000 Limited (Israel),
Fallon Group, Inc. (USA),
Publicis & Hal Riney (USA),
Publicis.Wet Desert Sdn Bhd (Malaysia),
Publicis Pakistan Pvt (Pakistan),
Publicis Ad-Link Group Limited (China),
Publicis Casadevall y Pedreño & Prg SA (Spain),
Publicis Casadevall y Pedreño & Prg Madrid SA (Spain),
Publicis Graphics Group Holding SA (Luxembourg),
Venice Holdings Pty Limited (Australia),
Mojo Custodians Pty Limited (Australia),
Omagh Pty Limited (Australia),
Optimedia Australia Pty Limited (Australia),
Papagena Pty Limited (Australia),
Publicis Loyalty Pty Limited (Australia),
Publicis Mojo Pty Limited (Australia),
Publicis Dialog Pty Limited (Australia),
Publicis Mojo Limited (New Zealand),
A.B. Data Limited (Israel),
Triangle Holdings (UK) Limited (U.K.), and
Asia Baseline Holdings, Inc. (Philippines)
President and director of:
U.S. International Holding Company, Inc. (USA), and
D'Arcy Masius Benton & Bowles, Inc. (USA)
Principal Business Activities Outside Publicis	President of the Palais de Tokyo, site de création contemporaine (French association under the law of 1901)
Kevin Roberts
Initially Appointed	September 2000
Expiration Date of Current Term	December 2007
Principal Function in Publicis	Member of management board; Chairman and CEO of Saatchi & Saatchi Worldwide Inc. (USA)
Principal Business Activities Outside Publicis	Member of the board of:
Conill Advertising Inc. (USA),
Saatchi & Saatchi Holdings Worldwide, Inc. (USA),
Red Rose Limited (New Zealand),
Red Rose Charitable Services Limited (New Zealand),
Inspiros Worldwide Limited (New Zealand),
NZ Edge.com Holding Limited (New Zealand),
Lion Nathan plc (U.K.),
New Zealand Rugby Football Union (U.K.), and
North Harbour Rugby Football Union (U.K.)

Bertrand Siguier
Initially Appointed	June 1999
Expiration Date of Current Term	December 2007
Principal Function in Publicis	Member of management board
Chairman and CEO of
SFPP Holding SAS (France)
Director of:
Publicis Cachemire SA (France),
Publicis Technology SA (France),
Publicis Canada Inc. (Canada),
Multi Market Services Limited (UK),
Publicis & Hal Riney (USA),
Publicis Hellas Advertising (Greece),
Publicis Graphics Group Holding SA (Luxembourg),
Publicis Communication Limited (New Zealand),
Publicis Mojo Limited (New Zealand),
Publicis Communication Pty Limited (Australia),
Publicis Communicacion Espana, SA (Spain),
Publicis Publicidade LDA (Spain),
Publicis Sp. z.o.o. (Poland),
Beacon Communications K.K. (Japan),
Publicis Graphics Group Holding SA (Luxembourg),
Publicis.Wet Desert Sdn Bhd (Malaysia), and
Publicis Communication (Pty) Ltd (South Africa)
Deputy chairman of iSe International Sport and Entertainment AG (Switzerland)
Principal Business Activities Outside Publicis	Board member of Gantois SA (France), and HM Editions (France) Gaumont (France)

Business Experience of Management Board Members

Claudine Bienaimé, born on November 23, 1939, has been working for our company since 1966 in a variety of management positions, including general secretary of Publicis Conseil Groupe and chairperson of Publicis Centre Media. Since 2001 she has been general secretary of our company.

Jack Klues, born on December 8, 1954, is chief executive officer of Starcom MediaVest Group. He is also a founding member of Publicis Groupe Media, a management board formed in 2004 to oversee and guide our media networks of SMG and ZenithOptimedia. He began his career in 1977 in the Leo Burnett Media department. He rose through the ranks of the media department and was named to the Leo Burnett Company board of directors prior to launching Starcom Worldwide in 1998. He became chairman of the new global company, and then became chief executive officer of SMG when the media companies became sister companies in the formation of Bcom3. Mr. Klues is a U.S. citizen.

Maurice Lévy, born on February 18, 1942, joined our company in 1971 and was given responsibility for our data processing and information technology systems. He was successively appointed general secretary (1973), managing director (1976) and chair and chief executive officer (1981) of Publicis Conseil. He became vice chair of our company in 1986 and chair of our management board in 1988.

Kevin Roberts, born on October 20, 1949, joined Saatchi & Saatchi as chief executive officer and Cordiant as a director in 1997. In 1999, he became chief executive officer of Saatchi & Saatchi. Mr. Roberts had previously been a group marketing manager for Procter & Gamble, which he left in 1982 to become regional president of Pepsi-Cola Middle East. In 1987, he was appointed regional president of Pepsi-Cola Canada. He became chief operating officer and director of Lion Nathan Limited in 1989. Mr. Roberts is a British citizen.

Bertrand Siguier, born on June 10, 1941, was a financial analyst at the Neuflize Schlumberger Mallet Bank from 1967 to 1969. He joined our account management department in 1969. Throughout his tenure with us, Mr. Siguier has been involved with managing some of our most important client accounts. He served as deputy manager and international coordinator of Publicis Intermarco Farner from 1974 until 1979, when he became deputy managing director of our agency in London. He joined the board of directors of Publicis Conseil in 1982, serving there until his appointment as vice president of Publicis Communications in 1988. He has been a member of our management board since 1999.

3.             Loans to Senior Management and Directors

We have no agreements or arrangements related to loans to our directors or executive officers.

ANNEX A
KEY TERMS OF WARRANTS

The following table sets forth the key terms of the Warrants. We are providing this table for your convenience. The complete terms are set forth in the OBSA Agreement and the key terms set forth below are subject to the full text of, and qualified in their entirety by reference to, the OBSA Agreement, which is an exhibit to this document and which is incorporated by reference in this document. You should realize that this table does not describe all the details of the Warrants to the same extent that they are described in the OBSA Agreement. We urge you to read the OBSA Agreement because it contains the full details of the Warrants.

Final Expiration Date	September 24, 2022
Listing	Eurolist by Euronext Paris S.A.
Subscription Rights	The only right attached to the Warrants is the right to subscribe to ordinary shares of Publicis at any time during the Exercise Period (as defined below).

Each Warrant provides for the right to subscribe to one Publicis ordinary share, with a nominal value of €0.40, at the subscription price of €30.5. This subscription price may be subject to adjustment in the event of certain occurrences as noted below under "Maintenance of Rights of Warrants."
The subscription price must be paid by the holder of the Warrant entirely in cash upon the exercise of the Warrant.
Exercise Period
Subject to Early Exercise Rights (as set forth below), the Warrants can be exercised at any time between September 24, 2013 (which is the 11th anniversary of the closing date of the Publicis/Bcom3 Merger) and September 24, 2022 (the 20th anniversary of the closing date of the Publicis/Bcom3 Merger).
Early Exercise Rights	At the discretion of the holder, the right to exercise the Warrants may be accelerated from the Exercise Period set forth above upon the following occurrences:
(i)
The filing of a public tender offer relating to all of the equity securities of Publicis (within the meaning of article 5-1-2 of the Conseil des Marches Financier regulation), provided that the public tender offer has been declared admissible by the applicable market authorities and that the related notice of the opening of the offer has been published by the market authorities,
(ii)
The transfer or proposed transfer to a third-party of a substantial part of the assets or business of Publicis, whether by means of sale or disposal, demerger, merger, partial contribution of assets or any other means. In the event of a transfer proposal having to be approved by the general meeting of the shareholders of Publicis, the early exercise will occur one week before the record date for shareholders to take part in the general meeting,

For the purposes of the provision above, a substantial part of the assets or activities of Publicis means any asset or business generating at least one-third of Publicis' consolidated revenues, as indicated in Publicis' consolidated accounts.

(iii)
If any person other than Elisabeth Badinter, directly or indirectly through Societe Anonyme Somarel, and Dentsu, Inc., directly or indirectly, alone or in concert, acquires, or is presumed to have acquired, exclusive or joint control of Publicis (with the definition of control set forth in article L.233-3 of the French Commercial Code (a "Change of Control")). A Change of Control would be considered as having occurred, among other things, if a third-party acts in concert with Dentsu, Inc. and Elisabeth Badinter's holdings of Publicis are not greater than those of Dentsu, or if the third-party directly or indirectly is engaged in a business which competes with that of Publicis or one of its subsidiaries, or
(iv)
A court decision orders the liquidation or total sale of Publicis, or Publicis is the subject of a voluntary liquidation or dissolution, or Publicis is insolvent or is the subject of collective or bankruptcy proceedings and/or filings or reaches a compromise with its creditors.

Each Warrant holder who wishes to exercise Warrants upon an accelerated exercise event must make a written request to the intermediary holding his or her Warrants, who then must submit the request to the institution responsible for servicing the Warrants. Such a request is irrevocable.
Suspension of Exercise Rights
For up to three months, Publicis may suspend by prior written notice the exercise of the Warrants in the event of an increase in registered capital, a merger or demerger (i.e., any financial transaction in which a preferential subscription right or priority subscription period is established for shareholders).
Anti-Dilution Rights and Other Adjustments
In compliance with French law, Publicis undertakes, so long as Warrants remain outstanding, to refrain from any amortization of its registered capital or any modification in the distribution of its profits.

Nevertheless, Publicis can create priority dividend rights shares without voting rights, provided that the rights of the Warrant holders are preserved under the conditions outlined in the OBSA Agreement.

Upon the occurrence of certain dilutive events described in more detail below, the number of ordinary shares of Publicis for which a Warrant may be exercised will be adjusted to maintain the rights of the Warrant holders. Adjustment will be made in accordance with French law and the terms of the OBSA Agreement so that the aggregate value of the number of shares for which a Warrant is exercisable immediately following such an event is equal to the aggregate value of the number of shares for which it was exercisable immediately prior to the event. Any fractional interests in shares underlying the Warrants created by virtue of an adjustment will be, at the option of the Warrant holder, either paid in cash (based on the opening trading price of the Publicis ordinary shares on the trading day immediately preceding the exercise date) or credited against the purchase of an additional whole share. These events include the following:
	•	an issuance of Publicis shares with a listed preemptive subscription right;
	•	a grant to Publicis shareholders of any financial instrument other than shares of Publicis;
•
a capital increase through capitalization of reserves, profits, or issue premiums (i.e., shareholder equity account representing additional paid-in capital), and the grant of shares, stock splits or reverse stock splits;

• an increase in the nominal value of Publicis shares as a result of capitalization of reserves, profits or issue premiums;
• a distribution of reserves or premiums in cash or securities;
• a merger or spin-off;
• a repurchase by Publicis of its own shares at a price higher than the then market price; and
• the payment by Publicis of an extraordinary dividend.

In the event the registered share capital of Publicis is reduced due to losses, whether by reducing the nominal value or the number of shares, the nominal value or number of Publicis ordinary shares for which each Warrant can be exercised will be reduced in proportion, as though the Warrant holders had been shareholders as of the date of the issuance of the Warrants.

Notice of an adjustment will be made through publication in the Bulletin des Annonces Légales Obligatoires, the official legal gazette in which mandatory legal notices are required to be published, a notice published in a financial newspaper of national circulation, and by a notice to Euronext Paris.
Publicis Shares Issued upon the Exercise of Warrants
The ordinary shares of Publicis issued upon the exercise of Warrants will be subject to the statuts of Publicis and will accrue dividends in the year of exercise. Each such share will have the right to the same dividend as is paid to the holders of the other ordinary shares. The shares will be freely transferable and will be admitted to clearing by Euroclear France. Publicis will take the necessary steps to have the shares listed on the Eurolist by Euronext Paris.
Transfer Restrictions
General. The Warrants initially were generally non-transferable. The Warrants issued to former shareholders of Bcom3 (other than Dentsu) pursuant to the merger with Bcom3 became available for sale by tranches of 25% of the Warrants originally issued to the former shareholders of Bcom3 (other than Dentsu), every six months starting on March 24, 2005, with the final date set at September 24, 2006. With respect to Dentsu, pursuant to the shareholders agreement, the contractual restrictions on transfers will continue to apply to all Warrants held by Dentsu until 2012.

Orderly Market Procedure. The Warrants that do not remain subject to transfer restrictions may be publicly sold, subject to the orderly market procedures described below. These procedures do not apply to private sales of the Warrants.

Until March 24, 2007, on a monthly basis a polling agent polls former Bcom3 shareholders to determine the number and type of Warrants that each such person desires to sell in a public sale within the approximately 30-day period beginning on the upcoming monthly anniversary of the closing date of the Publicis/Bcom3 Merger and ending on the following monthly anniversary of the closing date of the Publicis/Bcom3 Merger, and the minimum price at which such shareholder would be willing to sell. Any Warrant holder who desires to sells its Warrants during such period must deliver, within 15 days after the poll date, a written response to the polling agent providing the requested information. If a Warrant holder does not deliver a timely response, he or she will not be eligible to make a public sale of Warrants until the next monthly poll.

Publicis has a "right of first refusal" or "right of first offer" related to any Warrants that a holder desires to sell until March 24, 2007:
•
If there is an "active public market" in the Warrants (i.e., a market in which third parties vis-à-vis Publicis exchange Warrants on a given date, for a total amount equivalent to at least €2 million over the 5 consecutive business days preceding such date), then Publicis has the right, exercisable until the 20th day after the polling date, to purchase, in whole or in part, the Warrants that the offering holder would like to sell, at the closing market price of the Warrants on the 20th day (or the previous closing price if there was no closing price on that date), subject to any minimum sales price indicated by the holder; or
•
If there is no "active public market," in the Warrants, then Publicis has the right to make an offer to purchase some Warrants at a specified price prior to the 20th day after the polling date, which the holder may accept until the 25th day after the polling date. If a Warrant holder fails to accept the offer made by Publicis, such holder may sell his Warrants on or after the 24th of each month (i.e., approximately the 30th day of the consultation process) over a period of 10 to 30 days depending on whether the Warrants offered for sale reach a certain predefined threshold, provided that the sale is made in accordance with the conditions referred to above and, if such threshold is not reached, at a higher price than the price proposed by Publicis in its offer.

If the aggregate number of Publicis securities that former Bcom3 shareholders desire to sell (including Publicis' ordinary shares, ORAs and Warrants issued in the merger with Bcom3) in a monthly poll exceeds the equivalent of 1.4 million Publicis ordinary shares, additional orderly marketing procedures apply to evaluate and determine the method of sale.

Exceptions. The non-transferability provisions described above are not applicable in the event of a public takeover of Publicis or tender offer for the Warrants. In such a case, the Warrant holders may freely tender their Warrants in the offer. Upon completion of such offer, the orderly marketing procedures will remain applicable to those who did not tender their Warrants.
Governing Law
The Warrants were issued pursuant to and are governed by French law. Any actions against Publicis arising out of the Warrants must be brought in the competent French court located where Publicis' registered office is located, which is in Paris. Any such court would not, however, have exclusive jurisdiction to decide claims predicated on violations of the U.S. federal securities laws relating to the Warrants.

The information agent for this offer is:
Georgeson Shareholder Communications Ltd.
(a Computershare company)

Attn: Sheryl Cuisia
Georgeson Shareholder Communications Ltd.
68 Upper Thames Street
London EC4V 3BJ
United Kingdom

011 800 5555 6666 (in the U.S.) (toll-free)
00800 5555 6666 (in the U.K and elsewhere)
(toll-free)

(you may be required to enter a country code
different from "00" depending on the country
of origin of the call)

(alternatively, you can call 44 207 019 7035)	The U.S. dealer-manager for this offer is: Morgan Stanley & Co. Incorporated

Any questions or requests for assistance or additional copies of this document may be directed to the information agent at its telephone numbers and locations set forth on this page.

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IMPORTANT
TABLE OF CONTENTS
SUMMARY
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SPECIAL FACTORS
THIS OFFER
SCHEDULE I
ANNEX A KEY TERMS OF WARRANTS